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			EHIBIT 10.03

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		LEASE AND DEVELOPMENT AGREEMENT

	  THIS LEASE AND DEVELOPMENT AGREEMENT (the "Lease") is made and entered into as of this 13 day of October, 1995 (the "Effective Date"), by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri ("Landlord"), and SOUTHBOAT LIMITED PARTNERSHIP, a Missouri limited partnership ("Tenant");

			R E C I T A L S

	  A. Landlord is the owner, subject to the Exceptions (defined below), of a certain approximately 80 acre parcel of real estate, together with the structures thereon, located in the Lemay area of St. Louis County, Missouri (the "County"), as described on ATTACHMENT A (the "Property"), consisting of a certain approximately 29 acre site depicted diagrammatically on ATTACHMENT B (the "Premises") and an approximately 51 acre site depicted diagrammatically on ATTACHMENT C (the "Adjacent Parcel").

	  B. Landlord has been created as a public body corporate and politic duly organized and existing pursuant to Chapter 68 of the Revised Statutes of Missouri and is charged with the responsibility of developing the riverfront area of the unincorporated portion of St. Louis County. In connection with such duties and responsibilities, to promote the general welfare, to encourage capital investment, and to increase the volume of commerce within the Lemay area and of the County generally, Landlord solicited the submission of proposals for development of a riverboat and/or barge-based gaming project on the Premises
(the "Project").

	  C. Tenant submitted to Landlord and the St. Louis County Council (the "Council"), a certain Project proposal, which Project proposal was modified and supplemented by subsequent correspondence to Landlord and the Council (together, the "Project Proposal").

	  D. In order to induce acceptance of the Project Proposal by Landlord and the Council, Tenant agreed to apply to the Missouri Gaming Commission (the "Commission") for one or more licenses, as necessary, to operate the Project (including the Casino, as hereinafter defined) at and from the Premises ("Gaming Licensure"), to pay certain rentals to Landlord in consideration of the opportunity to develop and operate the Project, and to designate the County as the "home dock" for the Project, all as hereinafter set forth.

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	  E.   In order to further induce Landlord and the Council
to approve the Project Proposal, Showboat, Inc., a Nevada corporation ("Guarantor") and parent company of Showboat Lemay, Inc., a Missouri corporation and Tenant's general partner (the "General Partner"), agreed to issue its unconditional guarantees (together, the "Guarantees") of (i) payment of the hereinafter specified minimum rent for 15 years (the "Rent Guarantee") and
(ii) timely completion of construction of and payment for all Project improvements and installations (the "Completion Guarantee").

	  F. In order to promote the economic development of the Lemay area and the County, and in consideration of the Project Proposal, the financial incentives to Landlord, the Guarantees, the special and unique qualifications of the Guarantor in the development and operation elsewhere of gaming projects, and the covenants and promises of the Tenant and the Guarantor under this Lease and the Guarantees, respectively, Landlord approved the Project Proposal, and the Council enacted Ordinance Number
17,593, as amended by Ordinance Number 17,739, in support of the Project Proposal and the execution, delivery and performance of this Lease.

	  NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree as follows:

	  1.   EFFECTIVENESS OF LEASE.

	  (a) DEMISE OF PREMISES. This Lease shall be deemed effective as of the Effective Date. Subject to the terms and conditions of this Lease, Landlord hereby demises and leases to Tenant, and Tenant hereby leases and takes from Landlord, the Premises, for the Term (as hereinafter defined).

	  (b) LANDLORD'S OWNERSHIP. Landlord represents and warrants to Tenant that Landlord is the owner of the Premises, subject to the following matters (collectively, the "Exceptions"): (i) covenants, restrictions, easements, liens, encumbrances and any other matters of record affecting the Premises; (ii) present and future federal, state and local zoning and land use laws, ordinances and restrictions affecting the Premises or the use thereof; (iii) any state of facts which an accurate survey or an inspection of the Premises and the Mississippi River would show; (iv) special assessments now or hereafter becoming a lien against the Premises; and (v) general property taxes and assessments for the current and subsequent tax fiscal years affecting the Premises.


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	   (c) ESCROW AGREEMENT.   On the date hereof, Landlord,
Tenant and Guarantor have established an escrow account (the "Escrow") with Boatmen's Trust Company (the "Escrow Agent") pursuant to an agreement dated as of the date hereof by and among Landlord, Tenant, Guarantor and the Escrow Agent (the "Escrow Agreement"). Guarantor has deposited the Guarantees into the Escrow, and, not later than 5 business days after the Effective Date, Tenant shall deposit the $500,000 Acceptance Fee and the $750,000 Security Deposit (described in Section 7) into the Escrow. Such deliveries shall be held in trust by the Escrow Agent in accordance with the Escrow Agreement and the provisions of Sections 2 and 7 hereof. Landlord also acknowledges receipt of a copy of the commitment for Project financing obtained by Tenant in an amount not less than $75 million.

	  2.   TENANT'S DUE DILIGENCE AND PRE-DEVELOPMENT WORK.

	  (a) AS-IS DELIVERY OF PREMISES. Except as expressly provided in this Lease, Landlord makes no representation and provides no warranty to Tenant of any kind whatsoever regarding
(i) the existence or nature of any Exceptions, (ii) the condition of the Premises or the Mississippi River (including, without limitation, any environmental matters), (iii) the suitability of the Premises for any aspect of the Project, or (iv) the feasibility of Tenant's development and operation of the Project on, at or from the Premises. Tenant acknowledges receipt from Landlord of the following: (i) an owner's policy of title insurance dated October 9, 1987 relating to the Property and issued by Ticor Title Insurance Company; (ii) a survey dated July 7, 1987 relating to the Property and prepared by Pitzman's & Co. Surveyors and Engineers, and (iii) certain environmental reports and studies conducted in respect of the Property dated January 30, 1981, March 12, 1981, January 1986 and June 1986,
respectively, and prepared by Envirodyne Engineers, Inc. Tenant acknowledges that such materials have been provided solely for informational purposes to assist Tenant in Tenant's due diligence, that the same do not constitute representations or warranties by Landlord or the County, and that Tenant shall rely on Tenant's own evaluations, inspections and testing of the Property in determining the suitability of the Premises and the feasibility of the Project.

	  (b) SATISFACTION OF CONDITIONS. Tenant shall have a period of one hundred twenty (120) days following the Effective Date (the "Due Diligence Period") within which to satisfy or waive certain conditions subsequent to the continuing effectiveness of this Lease. Such Conditions relate to the quality of Landlord's title to the Premises (the "Title and Survey Condition"), the rezoning of the Premises required by

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Tenant (the "Zoning Condition"), Tenant's approval of the
environmental suitability of the Premises (the "Environmental Condition"), and Tenant's approval of the scope of certain offsite improvement work which Tenant is required to complete (the "Offsite Work Condition"), all as described in subsections
(d) through (g) hereof (collectively, "the "Conditions"). During the Due Diligence Period, Landlord shall make reasonable efforts to locate all documents in its immediate possession relating to the Premises and the Adjacent Parcel and to make same available to Tenant for Tenant's examination (and copying, at Tenant's sole expense), at Landlord's offices during Landlord's regular office hours, subject to the same understandings and disclaimers as govern the delivery of the title policy, survey and environmental reports described in Section 2(a), and subject to the further understanding that Landlord makes no representation or warranty that any documents which are provided Tenant constitute the only documents in Landlord's possession or control relating to the Premises and/or the Adjacent Parcel. Except as provided in subsection (c) below, upon the expiration of the Due Diligence Period, as a condition to the continuing effectiveness of this Lease, and notwithstanding any extension of the Due Diligence Period agreed to by the parties, Tenant shall cause the Acceptance Fee to be released from the Escrow and delivered to Landlord. In the event Tenant fails to direct the Escrow Agent to deliver the Acceptance Fee to Landlord on or before the expiration of the Due Diligence Period, whether or not Tenant has satisfied or waived all or any of the Conditions, this Lease shall be void and of no further force or effect, the Acceptance Fee, Security Deposit and the Guarantees shall be released to Tenant, and neither party shall have any further obligation or liability to the other hereunder; provided, however, that if Tenant shall have withdrawn or abandoned Tenant's application for Gaming Licensure or for any Site Permits (as defined in Section 3(b)), or otherwise abandoned the Project, Landlord shall be entitled to recover the Security Deposit as liquidated damages for such withdrawal or abandonment.

	  (c) TENANT'S ACCESS TO PREMISES. Tenant shall have access to the Premises (and with respect to satisfaction of the Title and Survey Condition under Section 2(d), to the Adjacent Parcel) at any and all times after the Effective Date for the purposes of enabling Tenant to accomplish work desired by Tenant, at Tenant's sole risk, cost and expense, with regard to the satisfaction of the Conditions, including, but not limited to, title work, surveying, environmental testing, evaluation and inspections of the Premises for determining the feasibility of the construction and operation of the Project, which inspections shall include, but shall not be limited to soil tests and subsurface borings (the "Predevelopment Work"). By undertaking

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whatever inspection, investigation or review concerning the
Adjacent Parcel which Tenant deems necessary or appropriate, Tenant assumes no obligation or liability with respect to the Adjacent Parcel other than the direct costs and expenses associated with such inspection, investigation or review of the Title and Survey Condition of the Adjacent Parcel. It is understood and agreed that the environmental inspections to be conducted by Tenant shall include tests for hazardous substances including, but not limited to, oil drums or barrels, or other refuse, underground storage tanks, oil substances, printer's ink, or chemicals in the ground, or on or within the Premises, or within the water, asbestos, and other waste piles on or below the surface of the Premises. In the event Landlord or the County denies Tenant access to the Premises, Tenant shall have the right, by delivery of written notice to Landlord, to advise Landlord that Tenant is extending the Due Diligence Period one day for each day Landlord or the County has denied Tenant access to the Premises.

	  (d) TITLE AND SURVEY CONDITION. On or before 30 days after the Effective Date, Tenant shall obtain, at Tenant's sole risk, cost and expense, copies of all Exceptions appearing in the commitment for a leasehold policy of title insurance issued to Tenant on the Effective Date and a survey of the Premises. In the event Tenant in its discretion objects to any matter contained in the commitment or to any of the Exceptions (including any survey matter or issue raised by such survey and any matter or issue pertaining to the Adjacent Parcel to the extent included or referenced in the commitment or survey), Tenant shall so advise Landlord within 15 days after the expiration of such 30 day period, whereupon Landlord shall have 10 days within which to advise Tenant whether Landlord will cure or remove the matter or Exception objected to by Tenant. If Landlord fails to timely notify Tenant that it will cure or remove the matter or Exception objected to by Tenant, or elects not to do so, Tenant shall have the option, if exercised by delivery of written notice to Landlord not later than 10 days after expiration of Landlord's 10 day response period, to cancel this Lease without further obligation or liability on the part of either party to the other (except that the Escrow Agent shall release the Guarantees, the Security Deposit and the Acceptance Fee to Tenant). All matters and Exceptions which are not objected to, or which are waived, by Tenant shall be deemed "Permitted Exceptions" for all purposes under this Lease. If Tenant fails to cancel this Lease within such 10 day period, Tenant's objection to such Exception or matter shall be deemed waived.


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	  (e)  ZONING CONDITION.  Within 30 days after the
Effective Date, Landlord shall apply to the County Planning Commission for rezoning of the Premises to the "C-8" classification, so as to enable Tenant to construct and operate the Project as contemplated by Tenant in the Project Proposal at and from the Premises; provided, however that Landlord shall not be obligated to incur any out-of-pocket or third-party costs and expenses in connection with such application. Tenant shall provide to Landlord such information and documentation as may be necessary and appropriate to enable Landlord to apply for the rezoning. In the event the Premises is not so rezoned (or, if so rezoned, in the event the conditions of such rezoning are not acceptable to Tenant in its discretion) pursuant to County ordinance within 120 days after the Effective Date, Tenant shall have the option, if exercised by delivery of written notice to the other party not later than the expiration of such 120 period, to cancel this Lease without further obligation or liability on the part of either party to the other (except that the Escrow Agent shall release the Guarantees, the Security Deposit and the Acceptance Fee to Tenant). Tenant shall be responsible for providing the County Planning Commission with all information required of Tenant by the Commission.

	  (f) ENVIRONMENTAL CONDITION. On or before 85 days after the Effective Date, Tenant shall conduct, at Tenant's sole risk, cost and expense, such inspections, investigations and evaluations of the Premises as Tenant may require in order to determine whether any hazardous waste, pollutant, toxic pollutant, extremely hazardous substance, toxic substance, infectious waste, solid waste or similar material or substance (collectively, "Hazardous Substances") shall have been released on or from the Premises. In the event Tenant in its discretion determines that Hazardous Substances may impair Tenant's development, construction, use or operation of the Project, create unacceptable risks of liability, or cause Project costs to exceed Tenant's Project budget, Tenant shall so advise Landlord in writing prior to the expiration of such 85 day period, whereupon Landlord shall have 20 days within which to advise Tenant whether Landlord will remediate the condition objected to by Tenant. If Landlord fails to timely notify Tenant that it will remediate the environmental condition objected to by Tenant, or elects not to do so, Tenant shall have the option, if exercised by delivery of written notice to Landlord not later than 15 days after expiration of Landlord's 20 day response period, to cancel this Lease without further obligation or liability on the part of either party to the other (except that the Escrow Agent shall release the Guarantees, the Security Deposit and the Acceptance Fee to Tenant). If Tenant fails to cancel this Lease within such 15 day period, Tenant shall be

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deemed to have accepted the environmental condition of the
Premises, subject only to the provisions of Section 4(g).

	  (g) OFFSITE WORK CONDITION. On or before 85 days after the Effective Date, Tenant shall, at Tenant's sole risk, cost and expense, but with the assistance and full cooperation of Landlord, conduct such inspections, investigations and evaluations of highway, traffic, general access and off-site improvement issues relating to the Premises and access to the Adjacent Parcel (collectively, the "Access Issues"), including without limitation the following issues: (i) whether the bridge to be constructed by Tenant will provide access solely to the Premises or whether it will service the Adjacent Parcel as well;
(ii) whether additional road work will be required to provide alternative access to the Adjacent Parcel directly from Hoffmeister Road; and (iii) whether and subject to what requirements access to the Adjacent Parcel at the existing grade location will be continued during and/or after construction of the bridge. In the event Tenant in its discretion determines that such Access Issues may impair Tenant's development, construction, use or operation of the Project, or cause the cost of constructing the Project to exceed Tenant's maximum allowable budget to economically carry out the Project, or create unacceptable risk or liability, Tenant shall so advise Landlord in writing prior to the expiration of such 85 day period, whereupon Landlord shall have 20 days within which to advise Tenant whether Landlord will cure the condition objected to by Tenant. If Landlord fails to timely notify Tenant that it will remediate the Access Issue(s) objected to by Tenant, or elects not to do so, Tenant shall have the option, if exercised by delivery of written notice to Landlord not later than 15 days after expiration of Landlord's 20 day response period, to cancel this Lease without further obligation or liability on the part of either party to the other (except that the Escrow Agent shall release the Guarantees, the Security Deposit and the Acceptance Fee to Tenant). If Tenant fails to cancel this Lease within such 15 day period, Tenant shall be deemed to have accepted all Access Issues.

	  (h) LANDLORD'S OBLIGATIONS. In connection with Tenant's review of matters relating to the Conditions, Landlord agrees to cooperate with Tenant and to use its best efforts to cure any objection raised by Tenant which Landlord, as owner of the Premises, has the ability to cure; provided, however, such "best efforts" shall not be deemed to require Landlord to undertake litigation or to pay monies to third parties or to Tenant. In electing to cure any objection raised by Tenant, Landlord shall advise Tenant concerning the manner and timing of such cure, and Tenant shall have the right to approve or

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disapprove such matters.  Failure of the parties to agree as to the manner or timing of the cure offered by Landlord shall have the same effect as though Landlord had not offered to cure such objection.

	  (i) ACCEPTANCE OF PREMISES. Tenant's satisfaction or waiver of each of the Conditions shall constitute Tenant's "AS IS" acceptance of the Premises, subject only, if applicable, to
(i) the occurrence of the Commencement Date, as defined in
Section 3(a), (ii) Landlord's full compliance with any commitment made by Landlord to satisfy any objection raised by Tenant, and
(iii) any termination of this Lease occurring pursuant to Section 4(g). The date Tenant has accepted or is deemed to have accepted the Premises pursuant to this Section 2(i) shall be referred to herein as the "Acceptance Date." On the Acceptance Date, the $500,000 Acceptance Fee shall be unconditionally and irrevocably released to Landlord by the Escrow Agent, and the Guarantees and Security Deposit shall remain subject to Escrow until released to Landlord or Tenant in accordance with the provisions of Section
3. From and after the Effective Date, Landlord shall not subject the Premises to any liens or encumbrances not expressly permitted by this Lease without the prior written consent of Tenant.

	  3.   TERM OF LEASE.

	  (a) COMMENCEMENT DATE. The term of this Lease (the "Term") shall commence (the "Commencement Date") if at all, at such time as the following have occurred: (i) the Commission commences the investigation of Tenant (the "Investigation") incident to Tenant's application for Gaming Licensure (the "Investigation Date"); and (ii) Tenant has obtained all Site Permits (as defined in Section 3(b)) (the "Site Permit Date"). The Term shall expire on the 99th anniversary of the day prior to the Commencement Date. Each successive 12 month annual period occurring subsequent to the Commencement Date shall be deemed a "Lease Year" for all purposes under the Lease. Landlord and Tenant shall each execute a memorandum prepared by Landlord and reasonably acceptable to Tenant confirming the Commencement Date of this Lease, such memorandum to become an attachment to this Lease.

	  (b) SITE PERMITS AND GAMING LICENSURE. As used in this Lease, the term "Site Permits" shall mean all permits or licenses issued by the U.S. Army Corps of Engineers (the "Corps") or by other governmental bodies to enable Tenant to commence dredging of the Mississippi River, and for site development, grading and excavation work on the Premises, including, without limitation, the Corps' Section 10 and 404 Permits, a flood plain development permit, a metro sewers and highway permit and a site

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plan approval permit, but excluding any building or construction permits required to enable Tenant to commence or complete the construction of Tenant's Project improvements or to occupy and operate the Project. Tenant shall make application for all Site Permits at the earliest practical opportunity, without regard to the status of the Investigation. Tenant shall use its best efforts to obtain the Site Permits and Gaming Licensure, and Landlord shall fully and actively support, endorse and diligently assist Tenant in such efforts, provided Landlord shall not be obligated to incur any out-of-pocket or third party expenses for Tenant's benefit or pay any monies to Tenant. Tenant agrees to file the application for Gaming Licensure with the Commission as promptly as possible after the Effective Date and in no event later than 30 days after the Effective Date, and to deliver to Landlord a copy of the transmittal correspondence for Tenant's application to the Commission and a copy of each and every material notice delivered to or received from the Commission by Tenant. As used in this subsection (b), a "material notice" shall be any notice substantively bearing upon the availability of Gaming Licensure or the Site Permits or affecting the occurrence of the Commencement Date or Project Opening. Tenant shall not withdraw Tenant's application for any of the Site Permits or for Gaming Licensure prior to any termination of this Lease.

	  (c) EARLY DEFEASANCE OF LEASE. Landlord or Tenant shall have the right to terminate this Lease pursuant to subsection (d) if, for any reason other than an Unavoidable Delay
(as defined in Section 30) or a delay caused by Landlord or the County, any of the following conditions occur:

	  (i) notwithstanding Tenant's diligent pursuit of Gaming Licensure, if the Investigation Date has not occurred on or before the expiration of the 14 month period commencing on the Effective Date (the "Investigation Deadline") or Tenant reasonably determines, based on communications with or information received from the Commission staff, that the Commission will not commence the Investigation before the Investigation Deadline; or

	  (ii) the Site Permit Date has not occurred on or before the expiration of the 9 month period commencing on the Investigation Date (the "Site Permit Deadline") or the Corps officially notifies Tenant that it will not permit the construction or operation of the Project as contemplated in this Lease; provided, however, in the event (i) the Investigation Date has timely occurred, (ii) Tenant has obtained all Site Permits other than the Site Permits to be issued by the Corps (or issuance of the remaining Site Permits is contingent solely on

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issuance of the Corps' Site Permits), and (iii) the Corps has
not officially notified Tenant that it will not permit the operation of the Project at the Premises, Tenant shall have the option to extend the Site Permit Deadline for 3 successive periods of 60 days each by delivery of written notice of such election to Landlord not sooner than 30 days prior to, and not later than, the Site Permit Deadline; provided, however, Tenant has made diligent efforts to secure the Site Permits to be issued by the Corps and has cooperated with the Corps by responding in a reasonably timely fashion to requests for information or proposed plan changes from the Corps.

	  (d) TERMINATION NOTICE. Termination of this Lease pursuant to subsection (c) shall be accomplished by delivery of written notice to the non-terminating party of such election on or before the Investigation Deadline or the Site Permit Deadline, as the case may be (a "Termination Notice"); provided, however, that no such Termination Notice shall be effective unless the terminating party shall have sent an initial notice advising the non-terminating party of its intent to terminate this Lease at least 30 days prior to the date of the Termination Notice. Upon the effective date of such termination, the Escrow Agent shall release the Guarantees and the Security Deposit to Tenant unless Tenant shall have withdrawn or abandoned Tenant's application for Gaming Licensure or for any of the Site Permits or otherwise abandoned the Project, in which event, the Security Deposit shall be subject to disposition in accordance with the terms of this Lease, notwithstanding any termination of this Lease.

	  (e) POST-COMMENCEMENT DATE DEFEASANCE. From and after the Commencement Date, this Lease may be terminated solely upon the discovery of Hazardous Substances beneath the surface of the Premises not detected by Tenant during the Due Diligence Period and costing more than $3 million to remediate, or upon the repeal or invalidation of the law permitting gaming in the State of Missouri and consequent cessation of Tenant's business at the Premises, or upon the occurrence of a casualty or condemnation, or an Event of Default, all in accordance with the applicable provisions of Sections 4(g), 11(c), 15, 16 or 25, respectively.

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	4.   PROJECT CONSTRUCTION AND DEVELOPMENT.

	  (a) SUBMISSION AND APPROVAL OF PLANS. Prior to commencement of the Work, Tenant shall submit to Landlord for Landlord's approval, a final site plan, footprints, utility plans, exterior renderings, elevations and offsite improvement plans (together, the "Plans") and a proposed schedule of the Work (the "Work Schedule") for the construction and development of the Project on the Premises (the "Work"), including the riverboat or barge-based gaming facility and related installations (or, if permitted by the Commission, improvements and installations for dockside gaming) at the Premises (together, the "Casino"). Landlord's approval of the Plans shall not be unreasonably withheld or delayed. In all events, Landlord shall approve or disapprove any proposed Plans within 10 business days after Landlord's receipt of same, and any disapproval shall be specific as to the reasons. Tenant shall be given adequate time and opportunity to correct such matters which Landlord has identified as the basis for such disapproval. If Landlord does not approve or disapprove such Plans within 10 business days after Tenant's submission, then such Plans shall be deemed approved for all purposes under this Agreement. Landlord agrees that the Premises shall be subject to any utility easements referenced in the approved Plans and to execute such easement agreements for the benefit of the Project. Landlord's approval of the Plans shall not be deemed to constitute acceptance by Landlord of any liability in connection with the Plans or the Work, such liability and risk being expressly and exclusively borne by Tenant. Landlord shall not be deemed to be acting unreasonably in withholding its consent to the Plans proposed by Tenant if the Plans constitute a material change from the preliminary site plan set forth in ATTACHMENT D; provided, however, that roadway access to the Premises, as depicted on ATTACHMENT D, may be reconfigured by the parties in connection with Tenant's resolution of the Access Issues. The procedures set forth in this Section 4(a) shall apply with respect to any changes to the approved Plans proposed by Tenant.

	  (b) CONSTRUCTION AND OCCUPANCY PERMIT APPLICATIONS. Tenant, at Tenant's sole cost and expense, shall apply for all permits required to enable Tenant to commence and complete the construction of Project improvements (the "Construction Permits") and to occupy and operate the Project (the "Occupancy Permits"), and Tenant shall prepare all engineering and construction documents required to apply for or comply with the terms of any Construction Permit. Landlord shall endorse and support Tenant's Permit applications to the extent the same are materially consistent with the approved Plans; provided Landlord shall not

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be required to incur any out-of-pocket or third-party costs or expenses in connection therewith.

	  (c) DELIVERY OF PREMISES. The Premises shall be made available to Tenant for commencement of the Work from and after the Commencement Date, provided Tenant has first obtained such Permits (Site Permits or Construction Permits, as the case may be) as are necessary for commencement of the applicable Work, executed and delivered the necessary construction contracts, established the construction disbursing escrow and delivered to Landlord the insurance certificates, contract assignments, consents and bonds provided for in Section 4(e). Prior to commencing any Work on or at the Premises, Tenant, at Tenant's sole risk, cost and expense, shall cause a resubdivision plat and revised legal description of the Premises to be prepared by a licensed Missouri surveyor in accordance with ATTACHMENT B and submitted to Landlord for Landlord's review and approval, which approval shall not be unreasonably withheld. The legal description of the Premises shall become ATTACHMENT E to this Lease. The resubdivision plat shall be sufficient to enable Landlord to cause the Premises to be lawfully subdivided from the Adjacent Parcel and shall be consistent with Tenant's contemplated ingress and egress by the public to the Project and Tenant's access to service roads and work areas as shown on the Project design plans and renderings. Landlord agrees to cooperate fully with Tenant in connection with Tenant's preparation of the legal descriptions and resubdivision plat, but at no out-of-pocket or third-party cost or expense to Landlord, except that Landlord shall bear the cost of any surveying of the Adjacent Parcel required to effect the resubdivision and any other resubdivision costs allocable to the Adjacent Parcel, with any such allocation between Tenant and Landlord to be based on the relative size of the parcels unless the cost in question relates solely to one parcel.

	  (d) COORDINATION AND INSPECTION OF WORK. Landlord shall have the right to inspect and monitor the progress of the Work during regular business hours, on reasonable prior notice to Tenant and without material interference with the Work. Tenant shall advise Landlord as to any material claim pending or threatened by or against Tenant or otherwise involving the Project and of any anticipated delays in Project Opening. Within 30 days after the Effective Date, Tenant and Landlord shall each designate one or more "Project Representatives" who shall provide liaison services between the Tenant and Guarantor and contractors and consultants working on the Project on one hand and Landlord and officials and departments of the County on the other. The Project Representatives shall confer by telephone and fax communication, and shall meet with each other regularly or otherwise on reasonable prior request for the purpose of conveying and obtaining information and approvals required in connection with the Work. Notices provided by Project Representatives shall be sent and received in accordance with the provisions of Section 29 regarding delivery of Notices.

	  (e) THE WORK. After the Commencement Date, Tenant shall proceed with reasonable diligence to obtain all Construction Permits not theretofore obtained by Tenant, to commence and complete the Work in accordance with the Plans and, subject only to Unavoidable Delays and delays caused by Landlord or the County, the Work Schedule, and to obtain all Occupancy Permits and to open the Project (including the Casino) to the public ("Project Opening"). All Work shall be performed by Tenant at the sole risk, cost and expense of Tenant (i) in a first class, workmanlike manner, (ii) free of liens for labor and materials (subject to Tenant's right to contest liens as provided in this Lease), (iii) subject to commercial liability, builder's risk and worker's compensation insurance coverage required under this Lease, (iv) free of all other claims against Landlord or the Project (subject to Tenant's right to contest liens as provided in this Lease), (v) in compliance with the Permits and all applicable laws, regulations, ordinances and codes ("Governmental Requirements"), and (vi) as to the Work performed on the Premises only, (a) subject to fully-funded construction disbursing escrows with properly qualified, licensed and bonded contractors, and (b) pursuant to contracts permitting assignment of Tenant's interest thereunder to the Guarantor and the consent of the contractors to such assignment (collectively, the "Work Requirements"). Tenant shall be responsible for timely delivery to Landlord of all insurance certificates, construction contracts, bonds, construction disbursing escrows, collateral assignments of construction contracts and the contractors' consents thereto. Tenant shall deliver to Landlord a certificate of Substantial Completion of the Work issued by Tenant's architect, and Tenant shall provide evidence of payment of all construction costs. As used herein, "Substantial Completion" shall mean that only insubstantial details of finish construction and installation remain to be performed, and that the Project may nonetheless be opened to the public. Tenant agrees that all punch-list items shall be completed as soon as reasonably practical and in no event later than 180 days after Substantial Completion. Tenant shall deliver to Landlord a certificate of Final Completion issued by Tenant's architect and evidencing the completion of all punch-list items.

	  (f) CONTROL OF WORK. Landlord and Tenant agree, subject to the provisions of the Project Proposal applicable to the employment or engagement of local persons or companies, minorities and women or companies owned by minorities and women, which provisions are hereby incorporated into this Lease by this reference, and subject further to applicable Governmental Requirements, that performance of the Work shall be subject to the following terms and conditions: (i) Tenant shall have the sole and exclusive right to select any architect, construction manager, general contractor and engineer in connection with the design and construction of the Project; (ii) Tenant shall have the sole and exclusive right to select any additional subcontractors, materialmen, suppliers or any other persons or companies in connection with the construction of the Project; and
(iii) Tenant shall have the sole and exclusive right to manage, direct, control, coordinate and prosecute the completion of the Project, and Landlord shall cooperate fully in such regard, but at no cost or expense to Landlord.

	  (g) UNDETECTED CONTAMINATION. In the event Tenant, after commencement of the Work and not later than the date of Project Opening, discovers Hazardous Substances beneath the surface of the Premises which were not detected during the Due Diligence Period or, if detected, the extent of which was not fully ascertained by Tenant's "Phase II" work during the Due Diligence Period, and which must be remediated in order to meet applicable Governmental Requirements, and in the event the cost to remediate such Hazardous Substances shall equal or exceed $3 million, Tenant shall have the option, by delivery of written notice to Landlord within 90 days after Tenant's discovery of such Hazardous Substances, accompanied by a written bid of Tenant's contractor confirming such $3 million or greater remediation cost, to terminate this Lease without further obligation or liability to Landlord, such termination to take effect no earlier than the date Tenant shall have (i) paid all costs incurred by Tenant in connection with the Work, (ii) installed warning signs and perimeter fencing to secure access to any area made dangerous by Tenant's excavations, and (iii) surrendered the Premises to Landlord, free and clear of Tenant's construction equipment and materials. Landlord shall not be obligated to refund to Tenant the Acceptance Fee, the Commencement Date Fee (defined in Section 5(a)(i)), or any prepaid Annual Rent, and Landlord's agreement with respect to the cure of any objection raised by Tenant shall be void and of no further force or effect. Tenant shall provide Landlord with copies of all reports, test results and evaluations of Hazardous Substances discovered beneath the Premises.

	  (h) PROJECT OPENING. Upon, and as a condition to, Project Opening, Tenant shall pay the Project Opening Fee described in Section 5(a)(ii). On or before the date of Project
Opening, the parties shall execute a memorandum prepared by

Landlord and reasonably acceptable to Tenant establishing the Project Opening date (and the date payments of Minimum Rent or Percentage Rent, as the case may be, shall be due under Section
5), which memorandum shall become an attachment to this Lease.

	  5.   RENT.

	  (a) KEY DATE PAYMENTS AND ANNUAL RENT. Tenant shall pay to Landlord, without setoff or deduction, by corporate or cashiers check or by wire transfer as directed by Landlord in immediately available U.S. funds, the following rentals
(collectively, "Rent"):

			 (i)       $2.5 million on the
		    Commencement Date (the "Commencement Date
		    Fee");

			 (ii)      $2.5 million on the date of
		    Project Opening (the "Project Opening Fee");
		    and

			 (iii)     as annual rent ("Annual
		    Rent"),

					(A)  commencing on the
					Commencement Date and continuing until
					the date of Project Opening, $2 million
					per annum, payable in equal monthly
					installments, and

					(B)  commencing on the
					date of Project Opening and continuing
					until the expiration of the Term, the
					greater of (a) 4% of Adjusted Gross
					Receipts ("AGR") ("Percentage Rent") or
					(b) applicable Minimum Rent.

	  (b) MINIMUM RENT. As used in this Lease, the term "Minimum Rent" shall mean $3 million during the 1st 12 month period occurring after Project Opening, $2.8 million during the 2nd 12 month period occurring after Project Opening, $2.6 million during the 3rd 12 month period occurring after Project Opening, $2.4 million during the 4th 12 month period occurring after Project Opening, $2.2 during the 5th 12 month period occurring after Project Opening, and $2 million commencing on the 5th anniversary of the date of Project Opening and continuing through Lease Year 15. Minimum Rent shall be increased by 10% on the first day of each successive 10th Lease Year occurring during the Term, commencing with Lease Year 16.

	  (c)  PAYMENT OF ANNUAL RENT.  From the Commencement
Date until the date of Project Opening, Annual Rent shall be paid in equal monthly installments, with each installment equal to

1/12th of the applicable Minimum Rent. On the date of Project Opening, Annual Rent shall be paid on a monthly basis as provided in Section 5(a)(iii)(B). In the event the Commencement Date, the date of Project Opening, or the date the Term expires occurs on a date which is not the first day of a month, the relevant monthly installment of Annual Rent shall be prorated per diem, based on the number of days of such month included within the applicable Rent period. Payments of Annual Rent shall be subject to quarterly adjustment as provided in this subsection (c) in the event and to the extent Minimum Rent accruing for such quarterly period is exceeded by Percentage Rent (4% x AGR) accruing for such quarterly period. As used in this Lease, the term "Adjusted Gross Receipts" or "AGR" shall mean the gross receipts from licensed gambling games and devices less winnings paid to wagerers and the 20% tax paid to the State of Missouri pursuant to Section 318.822 of the Revised Missouri Statutes. In the event Percentage Rent exceeds Minimum Rent during any quarter, Tenant shall pay such difference to Landlord, as an adjustment to Minimum Rent, not later than 45 days after the end of each quarter. At the end of each Lease Year, Tenant shall be entitled to a credit against Rent next due to the extent of any overpayments of Percentage Rent made by Tenant during such Lease Year. Tenant shall report AGR to Landlord on a quarterly basis in accordance with the provisions of Section 13.

	  6. TRIPLE NET OBLIGATION. The Lease shall be what is commonly known as a "Triple Net" Lease, and Tenant shall be responsible for the full and timely performance of all obligations and payment of all costs, charges, fees, expenses and other sums incurred by or for Tenant's benefit in connection with Tenant's ownership, leasing, construction, development, equipping, management, maintenance, repair, replacement, operation or use of the Project or any component thereof, including without limitation all salaries, fees, commissions, rentals, license or permit fees, loan or mortgage payments, utility charges, trash, sewage and waste water disposal charges, fuel charges, insurance premiums and deductibles, and all general real estate, ad valorem, sales, use and other taxes and assessments, special or general, allocable to the Premises, the Project or the leasehold estate of Tenant. All sums other than Rent payable by Tenant hereunder, including without limitation the Acceptance Fee and the amounts due Landlord pursuant to this
Section 6 (whether directly or by reimbursement of any sum paid by Landlord to a third party in the cure of a default by Tenant as permitted under this Lease) shall be deemed "Additional Rent" as to which Landlord shall have the same rights and remedies for enforcement of payment and collection as Landlord has in respect of Rent.

	7. SECURITY DEPOSIT. Until the occurrence of the Commencement Date and payment of the Acceptance Fee, the Commencement Date Fee, and the first installment of Annual Rent, Landlord and Tenant shall maintain the Escrow established with the Escrow Agent. The Escrow shall secure Landlord against the possibility that Tenant shall withdraw or abandon Tenant's application for Gaming Licensure or for any Site Permits, or otherwise abandon the Project, in which event Landlord shall be entitled to terminate this Lease and, as Landlord's sole remedy, to retain the sum deposited into Escrow as liquidated damages and not as a penalty, the parties not being able to determine Landlord's actual damages prior to the Commencement Date. Not later than 5 business days after the Effective Date, Tenant shall deposit into the Escrow $750,000 or a 6-month (or longer) irrevocable letter of credit in the stated amount of $750,000 issued by a bank or financial institution acceptable to Landlord (the "Security Deposit"), and permitting draws (and deposit into the Escrow of the resulting cash) upon unilateral presentation to the issuer of Landlord's certificate that Tenant has withdrawn or abandoned Tenant's application for Gaming Licensure or for any Site Permits, or otherwise abandoned the Project, or that Tenant has failed to renew or replace the letter of credit within 30 days prior to its stated expiration. Upon delivery to the Escrow Agent of Landlord's certification that Tenant has withdrawn or abandoned Tenant's application for Gaming Licensure or for any Site Permits, or otherwise abandoned the Project, the Escrow Agent shall be authorized and directed to interplead into the St. Louis County Circuit Court for disposition by the Court the cash sum deposited into the Escrow (including cash drawn from the letter of credit), under the terms of the Escrow Agreement and this Lease. Within 5 business days after cancellation of this Lease in accordance with the provisions of Section 2(b) or
Section 3(d), or within 5 business days after the occurrence of the Commencement Date, Landlord shall deliver its certificate to the Escrow Agent, and the Escrow Agent shall be authorized and directed, under the terms of the Escrow Agreement, to immediately release to Tenant the cash or letter of credit deposited in the Escrow by Tenant. Upon the Commencement Date and payment of the Acceptance Fee, the Commencement Date Fee and the first installment of Annual Rent, the Security Deposit shall be promptly refunded to Tenant.

	  8.   REPRESENTATIONS AND WARRANTIES.

	  (a) In order to induce Landlord to enter into this Lease, Tenant makes the following representations and warranties to Landlord, all of which representations and warranties shall be deemed restated as of the Commencement Date:

			 (i) Tenant is duly formed and validly
				existing as a Missouri limited
				partnership;

			 (ii) the General Partner is duly formed and
				validly existing as a Nevada corporation;

			 (iii) the execution and delivery of this
				Lease and the performance by Tenant of
				Tenant's obligations hereunder have been duly authorized by all requisite corporate and partnership action;

			 (iv) this Lease constitutes the legal, valid
				and binding obligation of Tenant and is
				enforceable against Tenant in accordance with its terms;

			 (v) no litigation is pending or, to the best
				of Tenant's knowledge, threatened against
				Tenant which, if adversely determined,
				would likely have a material adverse
				impact on Tenant or the Project;

			 (vi) Tenant is not a party to, and neither
				Tenant nor Tenant's properties, real or
				personal, are subject to, any agreement, order, proceeding, ruling or other matter in conflict with any provision of this Lease or which materially and adversely affects its ability to perform its obligations hereunder;

			 (vii) Tenant is solvent and is not a party to
				any assignment for the benefit of
				creditors or bankruptcy proceeding; and

			 (viii) Tenant is not in material default of
				any contract or agreement to which it is a party which materially and adversely affects Tenant's ability to perform its obligations under this Lease.

	  (b) In order to induce Tenant to enter into this Lease, Landlord makes the following representations and warranties to Tenant, all of which representations and warranties shall be deemed restated as of the Commencement Date:

			 (i) Landlord is a corporate and political body
				lawfully existing and in good standing under the laws of the State of Missouri and has the power and authority to enter into this Lease, and the execution and delivery of this Lease and the performance by Landlord of Landlord's obligations hereunder have been duly authorized by all requisite governmental action;

			 (ii) this Lease constitutes the legal, valid and
				binding obligation of Landlord and is
				enforceable against Landlord in accordance with its terms;

			 (iii) no litigation is pending or, to the best
				of Landlord's knowledge, threatened against
				Landlord which, if adversely determined, would likely have a material adverse impact on the Project;

			 (iv) Landlord is solvent and is not a party to
				any assignment for the benefit of creditors or bankruptcy proceeding;

			 (v) Landlord is not a party to any agreement,
				order, proceeding, ruling or other matter in conflict with any provision of this Lease; and

			 (vi) Landlord is not in default of any contract
				or agreement to which it is a party which materially and adversely affects its ability to perform its obligations under this Lease.

	  9.   USE OF PREMISES AND QUIET ENJOYMENT.

	  (a) DESIGNATED USE. Tenant shall use the Premises for the operation of a Casino containing a minimum of 26,000 square feet of Las Vegas style gaming area and for related, supporting infrastructure, including without limitation a parking lot, lighting, signage and such additional installations as are required by Tenant in connection therewith. In addition to the Casino, Tenant may operate on the Premises such restaurants, bars and/or stores, as Tenant may in its discretion determine.

	  (b) ALTERATIONS AND IMPROVEMENTS. Subject to the provisions of Section 9(a), Tenant may from time to time, at Tenant's sole risk, cost and expense, make alterations and improvements, (i) without Landlord's prior written consent, to the interior, non-structural components of the Premises which do not reduce the minimum square footage devoted to Casino gaming, and (ii) with Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed, to the exterior or structural components of the Project; provided, however, that Landlord shall not be required to consent to any reduction in the square footage of the Project devoted to Casino gaming. In the event of a dispute between the parties as to whether Landlord's consent is required or has been unreasonably withheld, the issue shall be submitted to binding arbitration in accordance with the procedures of Section 31. In order to rule in favor of Landlord, the arbitrators must determine that such proposed new construction would be detrimental to the Project and Landlord's realization of the benefits of this Lease.

	  (c) COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. During the Term, Tenant shall, at its sole cost and expense, promptly observe and comply with all Governmental Requirements and the requirements of all insurance companies writing policies covering the Casino or the parking areas, streets, sidewalks, vaults, curbs and gutters included within the Project, or the use and occupation or franchises and privileges connected therewith, whether or not such Governmental Requirements or insurance requirements shall necessitate structural changes, improvements, interference with the use and enjoyment of the Project, replacements or repairs, extraordinary as well as ordinary, foreseen or unforeseen. The Casino shall be located within the Project in such a manner so as not to violate any applicable Gaming Licensure requirements of the Commission or any Permits obtained by Tenant. Tenant shall pay all costs, expenses, claims, fines, penalties and damages that may in any manner arise out of or be imposed because of the failure of Tenant to comply with any of the foregoing requirements.

	  (d) PERMITTED CONTESTS. Tenant, after notice to Landlord, may, by appropriate legal proceedings conducted at Tenant's sole expense, contest in good faith the validity or enforcement of any Governmental Requirement and may defer compliance therewith, provided that (i) such noncompliance shall not constitute a crime, (ii) Tenant shall diligently prosecute such contest to final determination by a court, governmental authority, agency, department or other body having final jurisdiction, (iii) the contest conducted by Tenant will not operate to extend the Investigation Deadline or the Permit Deadline, and (iv) the contest conducted by Tenant will not result in the closing of the Project, any foreclosure or forfeiture of Tenant's leasehold estate or the imposition of any charge, fine, lien, penalty or claim against Landlord. Tenant, after notice to Landlord, may, by appropriate legal proceedings conducted at Tenant's sole expense, contest in good faith the validity of any lien for labor or materials imposed against

Tenant or the Project, provided that Tenant first discharges such lien from the records of the County by posting of bond or other security reasonably adequate to secure Tenant's performance, and provided further that such contest will not result in the closing of the Project or any foreclosure or forfeiture of Tenant's leasehold estate.

	  (e) QUIET ENJOYMENT. Landlord covenants and agrees that Tenant shall be entitled to lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or interference by Landlord or by any party claiming by, through or under Landlord, in accordance with and subject to the terms and conditions of this Lease.

	  10.  EXCLUSIVITY AND RESTRICTIVE COVENANT.

	  (a) GRANT OF EXCLUSIVITY. To the fullest extent permitted by law, and subject only to the provisions of Section 10(b), Landlord hereby grants to Tenant and its permitted successors and assigns, for a period commencing on the Effective Date and continuing through the 15th Lease Year (the "Exclusive Rights Period"), the exclusive right to operate any type of excursion gaming boat, land based or other type of gaming or gambling facility or facilities on any property which is at any time during the Exclusive Rights Period owned or controlled by Landlord and located south of the River des Peres or, with respect to the development thereof or to uses which may be made thereof by the owner, tenant or occupant, under the administrative jurisdiction of Landlord. Such exclusive rights shall include an obligation on the part of Landlord to not authorize, endorse, support or otherwise assist, directly or indirectly, in connection with issuance by any governmental entity of any license or permit to or for the development or operation of any potentially competing gaming project south of the River des Peres for the duration of the Exclusive Rights Period.

	  (b) CONDITIONS OF GRANT. Landlord's grant to Tenant of exclusivity is subject to the following express conditions:
(i) the Casino shall remain in operation after Project Opening;
(ii) no Event of Default shall have occurred and be continuing under this Lease on the part of Tenant or on the part of the Guarantor under the Guarantees; (iii) Tenant and Guarantor shall honor the restrictive covenant contained or referenced in Section 10(c); and (iv) Tenant shall not earn more than $200 million in AGR during any Lease Year.

	  (c) RESTRICTIVE COVENANT. Tenant covenants and agrees that during the Exclusive Rights Period, Tenant shall not participate in any manner in the ownership, sponsorship, control, management, operation or use of any riverboat gaming facility along either the Illinois or Missouri banks of the Mississippi River from the southern boundary of the City of St. Louis to the northern boundary of Jefferson County. Tenant acknowledges that the restrictive covenant contained in this
Section 10(c) (and issued by the Guarantor under the Rent Guarantee) is reasonable under all of the circumstances.

	  (d) RIGHT OF FIRST REFUSAL. In the event Landlord shall elect to support issuance of a second gaming license south of the River des Peres because Tenant has earned more than $200 Million in AGR during any Lease Year, and provided Tenant and Guarantor are in compliance with the conditions described in clauses (i), (ii) and (iii) of Section 10(b), Landlord shall grant Tenant a 90-day right of first refusal to commit in writing to construct and operate a second gaming project in unincorporated St. Louis County at a mutually acceptable location (and on terms and conditions mutually acceptable to the parties) which, if constructed and opened for operation by Tenant within 24 months after Tenant's election (which 24 month period shall be subject to extension on account of Unavoidable Delays), shall operate, so long as the Tenant and Guarantor are in compliance with respect to clauses (i), (ii) and (iii) above, as the same pertain to both projects, to divest Landlord of the right to implement or to authorize the implementation of any proposal from another prospective tenant, developer or operator of a second gaming facility, whether the proposal in question involves the sale, lease or licensing of property owned or leased by Landlord or Landlord's support before the Commission and the Council with respect to an operation proposed to be located on privately-owned land. Tenant's failure to elect to construct and operate a second gaming project by timely written notice to Landlord shall constitute a waiver of Tenant's right of first refusal, unless Landlord's proposal does not result in a sale or lease of the site in question, in which event Tenant's right of first refusal shall be deemed reinstated. Landlord agrees to lend all reasonable cooperation to Tenant in connection with any timely exercise by Tenant of Tenant's right of first refusal to construct and operate a second gaming project. In the event of a dispute between Landlord and Tenant regarding any aspect of Tenant's specific plans for the construction and operation of a second gaming project or the terms of a lease or other agreement with Landlord with respect to such second gaming project (other than rent, which shall be equal to the then-current Rent payable under this Lease), either party shall have the right to submit such dispute to binding arbitration in accordance with the procedures of Section 31.

	  (e) MEMORANDUM OF RESTRICTIVE COVENANT. The provisions of this Section 10 shall be incorporated into a memorandum prepared and recorded by Landlord against the Adjacent
Parcel and any property now or hereafter owned by Landlord and located south of the River des Peres.

	  11.  COVENANT OF CONTINUOUS OPERATION.

	  (a) MAXIMIZATION OF REVENUES. The Project (including the Casino and any barges utilized in connection with the Project, and all structures, parking lots, driveways, landscaping, fencing, lighting and signage), shall be maintained, managed, operated, staffed, serviced, equipped and repaired in a first class manner, in accordance with all Governmental Requirements, insurance requirements and the highest standards of similar projects operating along and from the Mississippi and Missouri Rivers. The Casino shall remain in operation 24 hours a day, 7 days a week, 365 days a year, so as to maximize the opportunity of Landlord to earn Percentage Rent under Section 5(a)(iii), except to the extent limited by applicable Governmental Requirements, Unavoidable Delays, casualty or condemnation or by repairs, replacements or alterations made by Tenant in accordance with the provisions of Section 9. Tenant shall provide a reasonably adequate complement of properly trained and equipped security personnel for the Project at all times.

	  (b) PARTICULAR OPERATIONS. The Project and all Project signage shall be fully illuminated at all times during which the Project is open. Subject to applicable laws, Tenant shall have the right to erect or affix such signs and banners as Tenant may require in its discretion for directional, informational, promotional or advertising purposes upon windows, doors and walls (interior and exterior) of Project structures and otherwise on or about the Project. All signs and banners shall be in good taste and generally consistent with the themes and aesthetics of the Project.

	  (c) ILLEGALITY OF GAMING OPERATIONS. Notwithstanding the foregoing provisions of this Section 11, in the event casino gaming shall become illegal in the State of Missouri by virtue of legislative action taken by the Missouri General Assembly, popular referendum or otherwise, and in the further event that the Casino is closed for a period of 30 consecutive days due to such legal impediment, then either party shall have the right to cancel this Lease by delivery of written notice of such election to the other party at any time prior to the date casino gaming again becomes legal in the State of Missouri. For so long as the Project remains closed due to such legal impediment, Tenant's obligation to operate the Project and to pay Rent shall be suspended. Landlord or Tenant shall have the right but not the obligation to contest the validity of any legal impediment to the operation of the Project arising under this subsection (c), and in the event either party elects to contest such impediment, the other party shall lend all non-financial assistance reasonably required by the contesting party; provided, however, Tenant shall not be obligated to participate in or assist Landlord in connection with such contest if the Project is closed for 30 days due to such legal impediment and either party elects to cancel this Lease as provided in this subsection (c).

	  12.  ASSIGNMENT AND SUBLETTING.

	  (a) LANDLORD'S CONSENT GENERALLY. No assignment or subletting (including licensing) shall be allowed without the prior written consent of Landlord, which consent shall not be unreasonably withheld. In no event shall any assignment or subletting operate to release Tenant from any liability under the Lease or to release Guarantor from any liability under the Guarantee or constitute permission for any further subletting or assignment. Consent to any one proposed assignment or sublease shall not be deemed consent to further proposed assignments or subleases. A corporate or partnership transaction involving Tenant or the General Partner, including without limitation a merger or sale or other transfer of the stock or partnership interests in Tenant or the General Partner, which results in a change of control of the Tenant or the General Partner, shall constitute an assignment requiring Landlord's prior written consent, unless the transaction involves the assignment of this Lease to the Guarantor or to any corporation, partnership or limited liability company controlling or controlled by the Guarantor and meeting the Stated Criteria (as defined in Section 12(b)). The assignment or pledge of the assets of the Project as collateral for financing purposes shall not be considered an assignment pursuant to this Section 12 but shall be governed by the provisions of Section 19. Landlord's consent shall not be required in connection with the subletting or licensing of portions of the Project for bar, restaurant, retail or entertainment purposes which are incidental to the operation of the Casino and which do not reduce the floor space dedicated to Casino gaming under Section 9; provided that no such subletting or licensing shall operate to relieve Tenant of any liability under this Lease.

	  (b) PROCEDURES FOR ASSIGNMENT AND SUBLETTING. In the event Tenant desires to assign its interest in this Lease or to sublet the use of all or any portion of the Project, Tenant shall deliver notice of the proposed transaction to Landlord, together with detailed information regarding the financial condition and operating history of the proposed assignee or subtenant (including any operator) and the terms of the proposed assignment or subletting. Within 30 days after receipt of the foregoing information, and subject to the provisions of subsection (a) of this Section 12, Landlord shall accept or reject Tenant's proposal. Landlord's rejection shall be based upon (i) the failure of the proposed assignee or subtenant to meet any of the "Stated Criteria" as hereinafter defined, or (ii) the occurrence of an Event of Default, and Landlord shall specifically state the grounds for Landlord's rejection. If Landlord shall fail to respond to Tenant within 30 days after receipt of Tenant's proposal, Landlord shall be deemed to have accepted such proposal. In the event Tenant shall object to Landlord's rejection of Tenant's proposal, Tenant's sole remedy shall be to commence arbitration proceedings in accordance with the provisions of Section 31. The arbitrators shall either approve or disapprove the proposed assignment or sublease based on compliance with the Stated Criteria and shall make no other award or determination. Tenant hereby indemnifies and holds Landlord harmless from and against any loss, cost, damage, claim, demand or expense (including attorneys' fees and expenses) incurred by Landlord in connection with any action brought by or for the benefit of the proposed assignee or subtenant or seeking relief other than arbitration as provided herein. In the event an assignment is approved by Landlord or through arbitration, the assignee shall be subject to all of the provisions of this Lease.

	  (c) STATED CRITERIA. With respect to any assignee or subtenant (or the general partner, if the assignee or subtenant is a partnership), the following shall constitute the Stated Criteria for approving any proposed assignee of Tenant's interest in this Lease or any proposed subtenant or operator of the
Project:

			 (i) a net worth at least equal to that of
				the Guarantor (whether or not the
				Guarantees remain in effect);

			 (ii) a sufficient casino gaming operating
				history or reputation in the industry
				or community in the reasonable
				judgment of Landlord; and

			 (iii) a gaming license to operate the
				Project.

Tenant agrees that Landlord shall not be deemed unreasonable in rejecting a proposed assignee or subtenant on any of the above-stated grounds.

	  (d) CONSIDERATION AND EXPENSES. In connection with any assignment of this Lease or any sublease or licensing involving Casino operations (as opposed to ancillary uses of the Project), and whether or not Landlord's consent is required, Tenant shall pay to Landlord in cash 25% of the "Gain" realized by Tenant (whether or not the Gain is deferred) from such assignment, sublease or license, determined in accordance with the requirements of the U.S. Internal Revenue Code. In the event no Gain is realized, Tenant shall nonetheless pay to Landlord, as and when received by Tenant, 25% of the total value of all consideration realized by Tenant for or incident to any assignment, sublease or license involving Casino operations in excess of the Annual Rent payable under this Lease, after deducting Tenant's reasonable attorneys' fees and real estate commissions incurred to effect such assignment, sublease or license. Prior to the effective date of any assignment, sublease or licensing involving Casino operations, Tenant shall provide Landlord with a statement of a nationally recognized accounting firm certifying the Gain, if any, to be reported by Tenant in connection with such assignment, sublease or licensing. Tenant shall pay all reasonable attorneys' fees and expenses of Landlord in connection with the review and approval of any such request and of the documentation implementing same upon approval by Landlord.

	  13. REPORTING COVENANTS. Tenant shall report each month in writing to Landlord the progress of the Gaming Licensure and Permit application process, the progress of construction, and, after Project Opening, on a quarterly basis, AGR realized by Tenant. Tenant also shall provide Landlord with such other information regarding the development and operation of the Project as Landlord may reasonably request, including the status of Tenant's obligations under the Lease. All reports of AGR shall be certified as to accuracy and completeness by an officer of Tenant. In addition, copies of annual audit statements shall be provided to Landlord by Tenant, and Landlord shall have the right, at Landlord's sole cost and expense, except as hereinafter provided, to conduct an audit of the books and records of Tenant, not more frequently than once during any Lease Year, in order to verify the accuracy of AGR reported by Tenant and Tenant's compliance with the various operating and reporting covenants contained in this Lease. Tenant shall maintain Tenant's books and records in support of Tenant's computations and reporting of AGR in accordance with generally accepted principles of accounting consistently applied. Tenant's books and records shall be retained in the St. Louis metropolitan area, available for inspection and audit by Landlord during regular business hours on reasonable prior notice to Tenant and without material interruption of Tenant's business. In the event Landlord's audit or any audit conducted by the Commission discloses that AGR has been under-reported such that Landlord is entitled to receive an additional payment of Annual Rent, Tenant shall promptly make payment to Landlord of the entire sum due Landlord. In the event the amount due exceeds 5% of the amount paid by Tenant, Tenant also shall pay Landlord's expenses in conducting such audit.
Upon Landlord's request, Tenant also shall provide Landlord with a copy of each financial statement, report and filing issued by or on its behalf and provided to any regulatory body, including, without limitation, the Missouri Gaming Commission, the Securities and Exchange Commission and other authorities, agencies and commissions having jurisdiction over Tenant's operations. Tenant shall promptly report to Landlord any notice received by it from any governmental authority or in respect of any proceedings at law or in equity to which Tenant is a party alleging violation of any Governmental Requirements by Tenant, and Tenant shall provide to Landlord such information as Landlord may request in connection therewith. Upon Landlord's request, Tenant shall present to Landlord on an annual basis the Coast Guard certificate of inspection obtained for the Casino. Tenant hereby irrevocably designates St. Louis County as the "home dock" for the Project during the Term for all purposes under Section
313.822 of the Revised Missouri Statutes, and Tenant agrees to confirm the status of the County as the "home dock" for the Project as and when requested to do so by Landlord or the Commission.

	  14.  INSURANCE.

	  (a) TYPES OF INSURANCE. Throughout the Term, Tenant shall maintain in full force and effect the following insurance coverage:

			 (i) commercial liability insurance on an "occurrence basis" against claims for "personal injury" including, without limitation, bodily injury, death or property damage occurring on, in or about the Project or in connection with any other operations of Tenant related to the Project (such as, by way of example, off-site bus or shuttle service), such insurance to afford immediate minimum protection of $5 million combined single limit/per occurrence and $10 million aggregate, and, (a) with respect to the Project exclusive of any boat hull, a deductible not greater than $75,000, and,
	  (b) with respect to any boat hull, a deductible not greater than 1% of the value of the boat;

			 (ii) property insurance against loss or
	  damage to the Project (including the Casino) by fire and other risks covered by insurance of the type now known as "fire and extended coverage" in an amount equal to the replacement value of the Casino and remainder of the Project and with a deductible not greater than $75,000 from the loss payable for any casualty;

			 (iii) protection and indemnity insurance including collision liability covering collisions with all fixed or floating objects with a minimum limit of $5 million per occurrence and a deductible not greater than $75,000;

			 (iv) worker's compensation insurance in
	  full compliance with all applicable state and federal laws and regulations, including a specific endorsement covering liability for Federal Longshoremen's and Harbor Workers' Compensation Act;

			 (v) employers liability insurance in the minimum amounts of $1 million per individual claim, not to exceed $100 million in the aggregate, covering injury or death to any employee which may be outside of or in addition to liability under any worker's compensation statutory coverage;

			 (vi) excess or umbrella insurance
	  providing a minimum of $10 million in excess of underlying limits and coverage provided by commercial general liability, protection and indemnity and employer's liability policies; and

			 (vii) personal property insurance
	  covering Tenant's trade fixtures, equipment, goods and inventory in an amount not less than 95% replacement value.

	  (b) QUALITY OF COVERAGE. All such policies shall be issued by insurance companies licensed to do business in the State of Missouri and approved by Landlord as to form and as to surety and reserving the right of recovery by the Landlord in the event of damage to its property and issued in the name of Tenant and naming Landlord as additional insured, as its interest may appear. Included in the property and maritime policies shall be coverage providing for the removal of any Casino when damaged or sunk from any cause whatsoever and this clause shall be expressed as a specific warranty by the insurance company regardless of cause. In addition, one or more of the policies shall include special dram shop, vehicular and maritime operations endorsements and a contractual liability endorsement covering the indemnification agreements of Tenant contained in this Lease. Policy certificates shall be delivered to Landlord on the Effective Date and shall state that the coverage afforded thereby shall not be modified or canceled without 60 days' prior written notice to Landlord, delivered by registered mail. Provided no Event of Default has occurred and is continuing, all loss proceeds shall be made available to Tenant to restore and repair the Project (including the Casino) as provided in Section 15. Permitted deductibles may be increased by an amount equal to any increased inflation in the value of U. S. currency.

	  (c) RENEWAL OF COVERAGE. Certificates of insurance with reasonably satisfactory evidence of payment of the premium thereof, shall be delivered to Landlord on or before the Commencement Date or date of Project Opening, as appropriate, and upon renewals of such policies, not less than 30 days after renewal. Not less than 60 days prior to the expiration of any such coverage, Tenant will provide evidence to Landlord of continuing insurability by means of letters from qualified carriers confirming intent to renew or provide the required coverage. If Tenant at any time fails or refuses to procure or maintain the required amount of insurance, then the Landlord may, and without notice to Tenant, obtain same for and on behalf of Tenant and charge the cost thereof to Tenant, such charge to be due and payable upon demand and to constitute Additional Rent hereunder.

	  (d) WAIVER OF SUBROGATION AND RIGHT OF RECOVERY. Tenant, and all parties claiming under or through Tenant, hereby expressly release and discharge Landlord and the County from any claim or liability, whether based on negligence or any reason whatsoever, for any personal injury or property damage. All insurance policies of Tenant shall contain an endorsement containing an express waiver of any right of subrogation by the insurance company against Landlord and the County.

	  (e) ADDITIONAL INSURANCE. Tenant shall obtain such other insurance in such amounts as may from time to time be reasonably required by the Landlord against other insurable hazards, and the Landlord may require the amount of any policy of insurance Tenant is required to maintain pursuant to the provisions of this Lease to be increased. Tenant shall not carry separate or additional insurance concurrent in form or contributing in the event of any loss or damage with any insurance required to be obtained by Tenant under this Lease, if the effect of such insurance would be to reduce the protection or payment to be made under insurance required hereunder. In the event Tenant objects to any increased or additional coverage required by Landlord, the issue shall be submitted to binding arbitration in accordance with the provisions of Section 31 hereof.

	  15.  DAMAGE AND DESTRUCTION.

		  (a) CASUALTY TERMINATION. If, at any time during the last 10 years of the Term, the Project is damaged by any cause or casualty in an amount exceeding 15% of the then replacement cost of the Project, Tenant shall have the right to terminate this Lease by written notice to Landlord within 60 days of the happening of the casualty causing such damage or destruction. In such event, Landlord shall receive from the insurance proceeds the lesser of (a) the then present value of the Minimum Rent payable to Landlord for the remainder of the Term plus the amount equal to the cost of rebuilding all damaged or destroyed land-based facilities, or (b) 100% of the insurance proceeds. Any funds remaining following the distribution of the insurance proceeds paid to Landlord pursuant to the previous sentence shall be paid to Tenant. Upon any termination of the Lease under this provision, Tenant shall surrender possession of the Premises within 90 days after notice of termination, whereupon each of the parties shall be released thereby from any further obligations to the other except for items which have theretofore accrued and are then unpaid, and such termination shall be deemed to relate back to the date of damage or destruction; provided, however, that if the Project or any part thereof shall be kept open for business after the date of damage and prior to the surrender of possession of the Premises, the termination date shall be the date upon which Tenant shall discontinue the conduct of its business on the Premises. In the event of any termination pursuant to this Section 15(a), and upon surrender of the Premises to Landlord, Landlord shall refund to Tenant any unearned portion of Annual Rent prepaid by Tenant. In addition, in the event Landlord relets the Premises to another lessee, Landlord shall reimburse Tenant for the prepaid Minimum
Rent paid by Tenant due to the termination of this Lease pursuant to this Section 15(a) from the rent paid by such lessee.

	  (b) CASUALTY RECONSTRUCTION. In the event of damage or destruction occurring to the Project (including the Casino) other than as described in subsection (a) above, Tenant shall repair and rebuild the Project (including the Casino), and restore the Project to full operation with reasonable diligence; Tenant shall direct, control, coordinate and approve all such repairs, reconstruction and restoration contemplated by this provision and shall have the right to select any architects, engineers and contractors for such repairs, reconstruction or restoration. All loss proceeds shall be made available to Tenant and shall be applied to effect such repair, reconstruction or restoration of the Project. No component of Annual Rent or Additional Rent shall abate as a result of any such damage or destruction, it being understood and agreed that Tenant shall maintain such business interruption insurance as Tenant may require in order to assure Tenant of the ability to continue to meet Tenant's financial obligations under this Lease.

	  16.  CONDEMNATION.

	  (a) DEFINITIONS. Whenever used in this section, the following words shall have the following respective definitions and meanings: (i) "condemnation" or "condemnation proceedings" - any action or proceeding brought by competent authority for the purpose of the taking of the fee of the Premises, the Project or any part thereof, as a result of the exercise of the power of eminent domain, including a voluntary sale to such authority either under threat of or in lieu of condemnation or while such action or proceedings is pending; (ii) "taking" - the event of vesting of title to the fee of the Premises, or the Project or any part thereof, in the competent authority pursuant to condemnation; (iii) "vesting date" - the date of the taking.

	  (b) DEFENSE OF TAKING. Landlord, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Premises or any part thereof, shall notify Tenant of the pendency of such proceedings. Landlord shall then, if requested by Tenant, file or defend its rights thereunder and prosecute the same with due diligence to its final disposition. Tenant may, but shall not be required to, participate in any such proceedings and Landlord from time to time will deliver to Tenant all instruments requested by it to permit such participation. In the event Tenant chooses to participate in any such proceedings, Landlord may be the nominal party in such proceedings, but Tenant shall be entitled to control and direct the same and to be represented therein by counsel of its choice, at Tenant's cost. Landlord covenants and agrees that it will use its best efforts and take all actions necessary and appropriate to cause the County not to exercise its powers of eminent domain with regard to the Premises, the Project or any part thereof, and otherwise to assure to the greatest extent possible that neither the Premises, the Project nor any part thereof, shall be condemned during the Term.

	  (c) TOTAL TAKING. In the case of a taking of all of the Premises and the Project, this Lease shall terminate as of the vesting date and the Rent under this Lease shall be apportioned to the date of termination, and upon surrender of the

Premises to Landlord, Landlord shall refund to Tenant any unearned portion of Annual Rent prepaid by Tenant.

	  (d)  PARTIAL TAKING - TERMINATION OR ARBITRATION.
In the case of a taking of less than all of the Premises and Project (other than for a temporary use) Landlord and Tenant mutually shall determine within a reasonable time after the vesting date whether the remainder thereof can economically and feasibly be used by Tenant. If Landlord and Tenant cannot mutually agree upon such matter with 90 days after the vesting date, it shall be determined by binding arbitration pursuant to the provisions of
Section 31. If it is determined by mutual agreement or by arbitration that the remaining Premises and Project cannot economically and feasibly be used by Tenant, Tenant may terminate this Lease on not less than 10 days nor more than 30 days notice to Landlord to such effect, provided that such notice is given within 30 days after such determination, and the Rent shall be apportioned to the date of termination. If Tenant does not elect to terminate this Lease within the period aforementioned, it shall continue in full force and effect with respect to the remaining portion of the Premises. If this Lease shall terminate pursuant to this provision, the award for the Project shall be apportioned and paid, to the extent available, in the following order of priority: (i) Landlord and Tenant first shall be entitled to their reasonable expenses and charges including, without limitation, reasonable attorneys' fees incurred in connection with the taking; (ii) Landlord shall be entitled to the value of the fee exclusive of the value of this Lease; and
(iii) Tenant shall be entitled to the balance of the award. If the court in which the condemnation proceedings are brought fails or refuses to apportion its award between Landlord and Tenant, and if Landlord and Tenant cannot agree upon the allocation defined in the above order of priority, such values, allocation and apportionment shall be determined by binding arbitration under the provisions of this Lease. The provisions of this section also shall apply in the case of a partial taking where the this Lease is terminated pursuant to the provisions hereof.

	  (e) PARTIAL TAKING - RECONSTRUCTION. In the case of a partial taking where the Tenant does not elect to terminate this Lease pursuant to the provisions set forth above, Tenant shall commence and proceed with reasonable diligence to repair and reconstruct the remaining improvements to a complete, economically usable, architectural unit or units, including, without limitation, temporary repairs, changes and installations required to accommodate space subtenants and all other work and replacements and additions of furniture and furnishings incidental to and appropriate in connection with all of the foregoing (all such repair, reconstruction, replacements and additions and work being referred to in this section as "restoration"); and the total award of the condemnation proceedings, including the award for the Project shall be apportioned and paid to the extent available in the following order of priority: (i) Landlord and Tenant first shall be entitled to their reasonable expenses and charges including, without limitation, reasonable attorneys' fees incurred in connection with the taking; (ii) Tenant shall be entitled to an amount equal to the cost of restoration to the extent contemplated by this section, such sums shall be turned over to Tenant to be held in trust for the purpose of paying for the cost of restoration; (iii) Landlord shall be entitled to the value of the fee exclusive of the value of this Lease; (iv) Tenant next shall be entitled to the value of its leasehold estate under this Lease, the value of the Project, the value of the furniture, fixtures and equipment of the Project and the balance of the award.

	  (f) TEMPORARY TAKING. In the event of a taking of all or any portion of the Premises and the Project for temporary use, the foregoing provisions of this Section 16 shall be inapplicable thereto. This Lease shall remain in full force and effect and Tenant alone shall be entitled to make claim for, recover and retain any award recoverable in respect of such temporary use, so long as Rent is first paid from such award. If any portion of the award for such temporary use is intended to cover the cost of restoring the Premises and the Project to the condition they were in prior to such temporary use, such portion of the award shall be paid to Tenant to cover the cost of such restoration and repair.

	17.  ADJACENT PARCEL.

	  (a) DEVELOPMENT PARAMETERS. Tenant and its affiliates shall be permitted to submit proposals to Landlord for the development of all or portions of the Adjacent Parcel. The Adjacent Parcel may be developed by Landlord and/or other parties for light industrial, commercial, retail, entertainment and/or recreational uses. Structures of any size or height, such as warehouses, distribution centers, manufacturing facilities, hotels, shopping centers, entertainment, sporting or recreational facilities, parking lots or garages, communications towers, and docking facilities, may be constructed and operated on the Adjacent Parcel. Landlord covenants that no use may be made of the Adjacent Parcel which shall constitute a nuisance or hindrance to the Project, detract materially from the aesthetic appeal of the Project, generate excessive industrial noise or noxious industrial or chemical odors, or materially impair access to the Project. Neither the volume nor type of traffic, including heavy truck traffic, on the Adjacent Parcel, including any resulting noise or omissions, nor any signage or illumination located on the Adjacent Parcel, shall be deemed to constitute a nuisance, impairment or detraction. That portion of the Adjacent Parcel which is within the 50' by 550' zone along the northern perimeter boundary of the Premises identified on ATTACHMENT D shall constitute a "Buffer Zone" between any development located on the Adjacent Parcel and the Premises. Only green space or landscaping shall be located within the Buffer Zone. Tenant shall have a non-exclusive license, at Tenant's sole risk, cost and expense, at Tenant's option, but without obligation, to enter upon the Buffer Zone for the sole purpose of performing, maintaining, repairing and replacing landscaping on the Buffer Zone should Tenant so desire. Notwithstanding the foregoing provisions of this Section 17(a), the parties acknowledge and agree that a reconfiguration of the roadway providing access to the Premises and/or the Adjacent Parcel, if and as agreed to by the parties in connection with a resolution of pertinent Access Issues, may entail access to the Adjacent Parcel via the bridge to be constructed by Tenant or via the circular roadway depicted on ATTACHMENT D.

	  (b) ENFORCEMENT. A restrictive covenant consistent with the requirements of Section 17(a) shall be recorded by Landlord against the Adjacent Parcel, and such restrictive covenant shall be prior and paramount to any mortgage, deed of trust or other encumbrance against the Adjacent Parcel. Landlord shall have the right but not the obligation to enforce compliance with such covenant to the extent the real estate in question has been sold or transferred to a third party, but Tenant, its successors and assigns, shall be designated in the covenant as intended beneficiaries thereof with full right to institute action, legal and equitable, for any violation thereof. To the extent Landlord retains ownership of the real estate in question and the violation complained of is committed by a tenant or occupant of the real estate, Landlord shall use its best efforts to enforce Landlord's rights under the covenant by appropriate legal action, including seeking appellate relief, if necessary.

	  (c) EXISTING LEASE. In the event of a conflict between any provision of this Section 17 and any existing provision of that certain Lease between Landlord, as successor to NL Industries, Inc., and The Kiesel Company, as Tenant, dated as of June 2, 1987, the provisions of the latter such lease shall control. In the event the operations of the Kiesel Company, its successors, assigns or subtenants, on or from the Kiesel Company premises, are interfering with, or will likely interfere with, Tenant's development or operation of the Project, in the reasonable judgment of Tenant, after written notice to Landlord, and provided other measures taken by Landlord and the Kiesel Company to obviate the interference or potential interference are either unavailable or prove insufficient, Landlord agrees to cancel the Kiesel Company lease at the earliest permissible date.

	  18.  NON-DISTURBANCE AND ATTORNMENT.
Landlord shall have the right to obtain a mortgage secured by Landlord's interest in the Premises and/or this Lease; provided, however, that this Lease, including all of the rights of Tenant under or pursuant to this Lease, shall be paramount to, and shall not be subject or subordinate to, any mortgage, deed of trust or other security interest instrument ("Mortgage") that may now or hereafter affect Tenant's interest in the Premises. Any Mortgage shall contain, as required terms, the express acknowledgment that Tenant shall not be liable for the payment of the sum secured by such Mortgage, nor for any expenses in connection with the same.
Neither such Mortgage nor any instrument collateral thereto shall contain any covenant or other obligation on Tenant's part to pay such debt, or any part thereof, or to take any affirmative action of any kind whatsoever; provided, however, that Tenant shall remain liable under this Lease notwithstanding any foreclosure of Landlord's interest in the Premises or any transfer of title to the Premises, and provided further that Tenant shall agree to attorn to such transferee. Such Mortgage shall expressly provide that the Mortgagee shall not seek any money judgment against Tenant related to any Mortgage obligation of Landlord. Each
Mortgagee shall agree to a non-disturbance and attornment agreement which will require the Mortgagee to recognize that this Lease is superior to Mortgagee's Mortgage, (ii) that Tenant shall be entitled to use and occupy the Premises and the Project in accordance with the terms of this Lease, (iii) that Tenant shall be entitled to all of its rights under this Lease,
(iv) that insurance and condemnation awards and proceeds shall be disbursed as provided in this Lease, and (v) Tenant's possession of the Premises and the Project shall not be disturbed by Mortgagee or by any person whose rights are acquired through foreclosure proceedings or through a deed in lieu of foreclosure except as may be expressly provided in this Lease, and any subsequent transferee of such rights shall be so bound provided no Event of Default occurs and is continuing under this Lease. The non-disturbance and attornment agreement may require (x) that as a condition to the making of any amendment or modification to this Lease Landlord receive the prior written consent of such Mortgagee, (y) that such Mortgagee shall receive notice of any default claimed by or through Tenant against Landlord, and (z) that such Mortgagee shall have the same right to cure such default as is provided the holder of any Leasehold Mortgage obtained by Tenant. Tenant shall within 10 days after receipt from Landlord execute and deliver to Landlord and Landlord's
Mortgagee such estoppels and attornment agreements as may be required in connection with any proposed financing or refinancing involving the Premises and/or the Adjacent Parcel, provided the terms and conditions of such estoppels or attornment agreements are consistent with the provisions of this Section 18 and the same do not constitute a modification of this Lease.

	  19.  LEASEHOLD MORTGAGES.

	  (a) RIGHT TO LEASEHOLD MORTGAGE. Tenant shall have the right to mortgage and to refinance this Lease and Tenant's leasehold estate and any improvements thereon, including but not limited to the Project, ("Leasehold Mortgage") at any time, and from time to time, on any terms Tenant may deem desirable and to assign this Lease and any existing and future subleases, license agreements and concession agreements, and the rentals and fees payable to Tenant thereunder to the holder of such mortgage ("Leasehold Mortgagee"), as additional collateral security for the indebtedness secured by the Leasehold Mortgage. In connection therewith, Landlord agrees to timely execute and deliver an estoppel certificate, a non-disturbance agreement, and such other documents in reasonably satisfactory form as shall be requested by any Leasehold Mortgagee, so long as such certificates, agreements or other documents are not inconsistent with this Lease. Any Leasehold Mortgage shall be subject and subordinate to Landlord's rights under this Lease and its fee interest in the Premises, except as otherwise provided herein.

	  (b) TERMS OF LEASEHOLD MORTGAGE. If Tenant shall have executed and delivered a Leasehold Mortgage or Mortgages and the

Leasehold Mortgagee shall have notified Landlord in writing to such effect giving its name and address:

		  (i) Landlord concurrently shall serve upon such Leasehold Mortgagee a copy of each notice, consent, approval, request or demand given to Tenant under this Lease including, without limitation, any notice, consent, approval, request or demand under this Lease. No such notice to Tenant shall be deemed to have been given nor shall be effective unless copies thereof are thus served upon the Leasehold Mortgagee at such address and in the manner provided pursuant to the Notice provisions hereof.

		  (ii) Subject to the provisions set forth below, such Leasehold Mortgagee shall have the right, for a period of 30 days more than is given to Tenant, to remedy or cause to be remedied any default which is the basis of a notice; and Landlord shall accept performance by such Leasehold Mortgagee as performance by Tenant. In the event that Tenant has contested an event of default, such Leasehold Mortgagee shall be given a 20 day period after the date of a final decision affirming the contested default within which to cure such default on behalf of Tenant.

		  (iii) In the case of default by Tenant under this Lease which is susceptible of being cured only when such Leasehold Mortgagee has obtained possession of the Premises and the Project, other than a default in the payment of Rent or Additional Rent, Landlord shall take no action to effect a termination of this Lease by service of a notice or otherwise without first giving to such Leasehold Mortgagee a reasonable period of time (not to exceed 6 months) within which diligently to obtain possession of the Premises and the Project (including possession by a receiver) and to cure such default and/or diligently to institute and complete foreclosure proceedings or otherwise acquire Tenant's leasehold estate under this Lease and to cure such defaults.

		  (iv) Upon acquisition of Tenant's interest in this Lease by the Leasehold Mortgagee, or by any purchaser of this Lease pursuant to any foreclosure proceeding instituted by the Leasehold Mortgagee, Landlord's right to serve a notice of election to end the Term based upon the occurrence of any default (other than non-payment of Rent or Additional Rent, or non-compliance with the provisions of Sections 9, 10, 12, 14, 15 or
20) which cannot with the exercise of due diligence be remedied by such Leasehold Mortgagee or purchaser shall be deemed waived.

		  (v) If, prior to any foreclosure sale brought by a Leasehold Mortgagee, or if prior to the date upon which Tenant's interest in this Lease shall have been otherwise acquired by Leasehold Mortgagee or other purchaser, the default in respect of which Landlord shall have given the notice shall have been remedied and possession of the Premises and the Project restored to Tenant, the obligation of the Leasehold Mortgagee to assume this Lease shall be null and void and of no further effect.

		  (vi)   Notwithstanding anything contained in this
Section 19 to the contrary, if for any reason this Lease shall terminate prior to the expiration of the Term, Landlord shall give written notice thereof to the Leasehold Mortgagee. Subject to the curing of any Event of Default and the payment of all Rent and Additional Rent owed Landlord by the Tenant, and provided such cure occurs not later than 60 days after Landlord's termination of this Lease, Landlord shall enter into a new lease for the Premises and the Project with the Leasehold Mortgagee or with any person, firm, corporation or entity designated by the Leasehold Mortgagee for the remainder of the Term, subject to approval by Landlord, which approval shall not be unreasonably withheld or delayed as provided in clause (vii) below, commencing as of the date of such termination, at the Rent and upon the same terms, covenants and conditions contained in this Lease (except those which by their terms are no longer applicable). Such new lease shall have priority equal to this Lease. Concurrently with the execution and delivery of such new lease, Landlord shall turn over and/or assign to the new tenant all of its right, title and interest in and to moneys (including insurance proceeds) if any, then held by or subsequently paid to Landlord, which Tenant would have been entitled to receive but for such termination.

		  (vii) Landlord shall have no obligation (i) to waive Landlord's lien rights (it being understood and agreed that Landlord shall be required only to subordinate such lien rights to the security interests of the Leasehold Mortgagee) or (ii) to agree to any modification of any express term, covenant or provision of this Lease, including, without limitation, the disposition of the proceeds of a condemnation or casualty
contrary to the provisions of this Lease.   Landlord's refusal to
accept any proffered successor tenant or operator of the Project shall be deemed reasonable to the extent such party fails to meet any of the Stated Criteria. Tenant shall require any Mortgagee to provide Landlord with notice of any default under the terms of any loan agreements, mortgages or promissory notes entered or provided to the Mortgagee. In no event shall Landlord be required to forbear in the exercise of any remedies available to Landlord against the Guarantor upon the occurrence of an Event of

Default by Tenant. In the event Landlord shall refuse to approve a successor to Tenant proffered by the Leasehold Mortgagee, the sole remedy available to the Leasehold Mortgagee shall be to commence arbitration proceedings in accordance with the provisions of Section 31. The arbitrators shall either approve or disapprove the proposed successor based on compliance with the Stated Criteria and shall make no other award or determination.

	  20.  INDEMNIFICATION.

	  (a) INDEMNITY GENERALLY. Tenant shall defend, pay, indemnify and hold harmless Landlord and its agents, employees, servants and representatives (together, the "Indemnified Parties") from and against any and all claims, demands, injuries, damages, fines, penalties, lawsuits, actions, proceedings, orders, decrees, judgments or liability of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses incurred by any of the Indemnified Parties, including reasonable attorneys' fees and expenses, resulting or arising from or in connection with (i) any accident, bodily injury, death, personal injury of any kind, or property damage arising directly or indirectly, out of or from or on account of any occurrence in, upon, at, or about the Project; (ii) any accident, bodily injury, death, personal injury or property damage arising, directly or indirectly, out of or in connection with Tenant's operation of gaming activities or the Casino; (iii) any use, occupancy, non-use, or condition of the Project; and
(iv) any failure on the part of the Tenant to perform or comply with any of the terms, covenants and conditions of this Lease.

	  (b) DEFENSE. In case any action, suit or proceeding is brought against any of the Indemnified Parties by reason of any occurrence described in clauses (i) through (iv), Tenant or Tenant's insurer, upon the request of Landlord, will, at no expense to Landlord or the Indemnified Party, resist and defend such action, suit or proceeding or cause same to be resisted and defended by counsel reasonably acceptable to Landlord. The Indemnified Party shall have the right, at its discretion, to retain its own counsel and be reimbursed by Tenant for all reasonable attorneys' fees and costs incurred in the defense of any action. The obligations of Tenant under this Section shall survive the termination of this Lease.

	  (c)  ENVIRONMENTAL INDEMNITY AND RELEASE.
In addition to the foregoing, Tenant agrees to indemnify and hold harmless the Indemnified Parties and to defend them against any lawsuitsor claims for any liability, injuries, damages, penalties or fines (including reasonable attorneys' fees and expenses) arising from or relating to the disposal, discharge, release or spilling into or onto the air, water, soil, sewer system or similar media of any Hazardous Substance which disposal, discharge, release or spill, whether accidental or intentional, occurs on, within or from the Project (including the Casino, wherever located) during the Term. Tenant agrees that Landlord shall have no liability or obligation of any kind to Tenant on account of any Hazardous Substances released on or from the Premises and covenants not to bring any action, claim or demand against Landlord on account thereof; provided, however, that such covenant to not sue
Landlord shall not apply to any release or migration of any Hazardous Substance onto the Premises from the Adjacent Parcel which is caused by Landlord or any tenant or occupant of the Adjacent Parcel, their respective employees, contractors or agents, and which first occurs during any period of Landlord's ownership after the Effective Date.

	  (d)  SURVIVAL OF INDEMNITY.  The provisions of this
Section 20 shall survive any termination of this Lease.

	  21. RIGHT OF ENTRY. Landlord and its authorized agents and employees shall, upon reasonable notice and during all reasonable business hours, have the right to enter upon the Project to examine same; provided, however, that any such entry shall not interfere with Tenant's use or the operation of the Project, and provided further that Tenant shall have the right to have a representative or employee of Tenant accompany any such inspection by Landlord. Landlord shall have the right from time to time to inspect the Premises and to conduct tests and evaluations to confirm whether Hazardous Substances have been released on or from the Project in violation of applicable Governmental Requirements. Such tests shall be conducted at Landlord's sole risk, cost and expense, except that if it is determined that Tenant shall have violated the provisions of
Section 20 relating to the release of Hazardous Substances, then Tenant shall, in addition to performing such remediation as may be required, pay to Landlord all costs incurred by Landlord in connection with such tests and evaluations, and such additional tests and evaluations as Landlord may conduct to confirm satisfactory completion of Tenant's remediation work.

	  22. LIMITATION OF CLAIMS. Landlord shall not be responsible for any damage or loss to the Casino or the Project, its furnishings, fixtures, equipment or other goods thereon due to any cause whatsoever, including, but not limited to, theft, vandalism, public disorder, fire, weather, collisions, floating or underwater hazards, electrolysis, tie-up or boat defects. Additionally, Landlord shall not be responsible for any damage or injury to Tenant's patrons, wherever located, arising from any source, and Tenant shall perform all acts necessary to provide for the safety of its patrons while on the Premises or in the Casino. Upon any sale of the Premises by Landlord, Landlord shall be released from all obligations and liabilities accruing under this Lease prior to the effective date of such sale, provided the transferee shall expressly assume and agree to perform for the benefit of Tenant all obligations of Landlord under this Lease accruing after the effective date of such transfer.

	  23. ATTORNEYS' FEES AND EXPENSES. Except as otherwise expressly provided in this Lease, each party shall pay its own attorneys' fees and expenses in connection with any matter arising under this Lease.

	  24. LATE PAYMENTS. Late payments shall be subject to a 3% penalty and interest on late payments shall accrue from the date of delinquency until paid at the rate of 2% in excess of the from time to time publicly announced prime rate of interest of The Boatmen's National Bank of St. Louis.

	  25.  DEFAULT AND REMEDIES.

	  (a) TENANT'S DEFAULT. It shall be an Event of Default if any one or more of the events described in the following clauses (i) through (ix) shall occur and be continuing after expiration of the applicable notice and cure period provided for in such clause or otherwise provided for in subsection (b):

			 (i) if default be made in the punctual payment of any Rent payable to Landlord hereunder, when and as the same shall become due and payable, and such default shall continue for a period of ten (10) days after written notice to Tenant (except that Landlord shall not be required to deliver notice of non-payment of Rent on more than two occasions during any Lease Year), or if default be made in the punctual payment of any Additional Rent payable hereunder, when and as the same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice to Tenant;

			 (ii) if this Lease be mortgaged byTenant except as provided in Section 19, or if this Lease be assigned or the Project (including the Casino) or any part thereof be sublet, except as provided in Section 12;

			 (iii) if Tenant shall abandon the Work or the Project, or if Tenant shall fail to continuously or fully operate the Project after Project Opening as required under
				   Section 11;

			 (iv) if Tenant shall fail to timelyfile its application for Gaming Licensure, or if Tenant shall withdraw or effectively abandon such application prior to termination of this Lease in accordance with its terms or, after first obtaining Gaming Licensure, if Tenant for any reason ceases to be licensed to conduct a gaming operation at the Project pursuant to the laws of the state of Missouri;

			 (v) if Tenant shall fail to observe, perform or comply with any of the terms, covenants and conditions in this Lease other than those specified in subsections (i) through (iv) above, within 30 days after notice from Landlord specifying the nature of such default;

			 (vi) if Tenant or the Guarantor shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent or shall file any petition or answer seeking any reorganization, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency statute or law of the United States or any State, or shall seek or consent to or acquiesce in the appointment of any bankruptcy or insolvency trustee, receiver or liquidator of tenant, the Guarantor or of all or any substantial part of its properties or the Project;

			 (vii) if within 60 days after the commencement of any involuntary proceeding against Tenant or the Guarantor seeking reorganization, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency statute or law, Tenant or the Guarantor fails to secure a dismissal and discharge thereof;

			 (viii) if Guarantor shall be in default under either of the Guarantees, and such default shall remain uncured beyond the period provided for the cure thereof, if any;

			 (ix) if Tenant or the Guarantor shall make a material misrepresentation in any representation or warranty provided to Landlord under this Lease or in any report provided to Landlord pursuant to Section 13

	  (b) CURE OR REMEDIES. No Event of Default shall be deemed to have occurred under clauses (ii) through (ix) unless Tenant or the Guarantor, as the case may be, shall fail to cure such default within 30 days after delivery by Landlord of written notice of such default to Tenant, unless the same cannot be cured within 30 days, in which event an Event of Default shall not be deemed to have occurred if Tenant commences the cure of such default within 30 days and thereafter diligently pursues such cure to completion. Upon an Event of Default, Landlord, at its option, may at any time thereafter declare this Lease and all rights of Tenant under this Lease as expired and terminated and Tenant shall remain liable as hereinafter provided.

	  (c) SURRENDER OF PREMISES. Upon any such expiration or termination of this Lease, Tenant shall quit and peacefully surrender the Project to Landlord, and Landlord, upon any such expiration or termination, may without further notice enter upon and re-enter the Project and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all persons and property from the Project.

	  (d) RELETTING OF PREMISES. If this Lease shall expire or be terminated, or if the Project or any part thereof shall be abandoned by Tenant, or shall become vacant during the Term, Landlord may in its own name, or as agent for Tenant if this Lease not be terminated, enter into possession of and relet the Project or any part thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions as Landlord, in its discretion, may determine and may collect and receive the rents therefor.

	  (e) DIRECT DAMAGES. No event of expiration or termination of this Lease, abandonment or vacancy, shall relieve Tenant of its liability and obligations under this Lease, whether or not the Project shall be relet. In any such event Tenant shall pay Landlord the Rent and all Additional Rent required to be paid hereunder by Tenant up to the time of such event.
Thereafter:

			 (i) In the event of termination of the Lease, Tenant, until the date which is the first to occur of (a) the expiration of the Term or
				   (b) the expiration of the 15th Lease Year subsequent to the date of termination, shall be liable to Landlord as damages for Tenant's default, the equivalent of the amount of the Rent and Additional Rent which would be payable under this Lease by Tenant if this Lease were still in effect, less the net proceeds of any reletting effected pursuant to the provisions hereof, after deducting all of Landlord's expenses in connection with such reletting, including without limitation, all repossession costs, brokerage and management commissions, operating expenses, legal expenses, reasonable attorneys' fees, alterations costs, and expenses of preparation of such reletting. The amount of Additional Rent due in the event of expiration or termination of this Lease shall be equal to the Additional Rent paid to Landlord in the year prior to the year of termination divided into twelve equal monthly installments. Tenant shall pay such damages (herein called "deficiency") to the Landlord on the days on which the net Rent would have been payable under this Lease if this Lease were still in effect, and the Landlord shall be entitled to recover from Tenant each deficiency as the same shall arise.

			 (ii) At any time after the expiration or termination of this Lease, in lieu of collecting any further deficiencies as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, an amount equal to the difference between the Rent which would have accrued to Landlord under this Lease from the date of termination to the date which is the first to occur of (a) the expiration of the Term or (b) the expiration of the 15th Lease Year subsequent to the date of termination, and the then fair and reasonable rental value of the Premises for the same period as provided in Section 25(f). Tenant shall remain liable for any deficiencies not previously recovered by Landlord.

	  (f) VALUE OF PREMISES. If the Premises or any part thereof be relet by Landlord for the unexpired Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting. Landlord agrees to make reasonable efforts to mitigate its damages by listing the Premises with a licensed real estate broker for reletting on terms and conditions acceptable to Landlord, but Landlord shall have no obligation to relet the Premises to any particular tenant or for any particular use, including, without limitation, casino gaming.

	  (g) ADDITIONAL DAMAGES. If this Lease be terminated, or if the Project is abandoned or becomes vacant, and whether or not the Project be relet, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, in addition to any damages becoming due under this Section 25, the following: an amount equal to all expenses, if any, including reasonable attorneys' fees, incurred by Landlord in recovering possession of the Project (whether or not litigation be commenced in aid thereof), repairing any damage to the Project, and all reasonable costs and charges for the care of said Project while vacant, which damages shall be due and payable by Tenant to Landlord at such time or times as such expenses are incurred by Landlord. Tenant hereby expressly waives, as far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, and except as is herein otherwise provided Tenant, for and on behalf of itself and all persons claiming through or under Tenant (including any leasehold mortgagee or other creditor), also waives any and all right of redemption or re-entry or repossession in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease except as expressly provided in this Lease. The terms "enter," "re-enter," "entry" or "re-entry" as used in this Lease are not restricted to their technical legal meanings.

	  (h) WAIVER OF AUTOMATIC STAY. In view of the public interest in the integrity of the gaming process and the involvement of the County and Landlord in the Project, in the event of any voluntary or involuntary petition in bankruptcy involving Tenant or Guarantor, Tenant and Guarantor hereby waive, to the fullest extent permitted by law, any right they may have to object to the waiver of vacation of the automatic stay in all respects as to the rights of Landlord under the Lease and the Guarantees.

	  (i) WAIVER OF JURY TRIAL. Tenant hereby waives all right to trial by jury in any action or proceeding hereafter instituted by Landlord against Tenant with respect to this Lease or the Project. Tenant agrees not to interpose any counterclaim of any nature or description in any such action or proceeding unless it is a compulsory counterclaim.

	  (j) ADDITIONAL REMEDIES. In the event of any breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall have the right to invoke any right and remedy allowed at law or in equity including the right to seek specific performance of Tenant's obligations under this Lease and to enjoin violations of this Lease by Tenant.

	  (k) LANDLORD'S DEFAULT. It shall be an event of default on the part of Landlord (a "Landlord Default") if any one or more of the events described in the following clauses (i) through (iii) shall occur and be continuing after expiration of the applicable notice and cure period provided for in such clause:

			 (i) Landlord shall fail to make any payment which Landlord agrees to make to or for the benefit of Tenant pursuant to Section 2 or to otherwise cure on a timely basis any objection raised by Tenant under Section 2 which Landlord has theretofore agreed in writing to cure, after 30 days prior written notice to Landlord;

			 (ii)   Landlord shall make a material
				misrepresentation in any representation or warranty provided to Tenant under Section 8(b) of this Lease, and such misrepresentation shall materially and adversely affect any right or benefit available to Tenant under this Lease; or

			 (iii) Landlord shall breach any express covenant of Landlord under this Lease and shall fail to cure such breach within 30 days after notice from Tenant specifying the nature of such breach, unless the same cannot be cured within 30 days, in which event Landlord shall not be deemed in default provided Tenant commences the cure of such default within 30 days and thereafter diligently pursues such cure to completion.

If a Landlord Default shall occur, Tenant shall have the right to pursue any remedy available to Tenant at law or in equity on account of such Landlord Default; provided, however, in no event shall Tenant be entitled to (i) withhold, deduct or offset Rent or Additional Rent, (ii) vacate or abandon the Project or close the Casino (except pursuant to any express right of vacation or closure granted Tenant under this Lease), (iii) seek or recover consequential damages (such as for lost profits) from Landlord,
(iv) seek or recover damages or equitable relief in violation of the provisions of Sections 20(c) or Section 22, or (v) terminate this Lease (except pursuant to any express right of termination granted Tenant under this Lease). Tenant hereby waives and releases each of the claims specified in clauses (i) through (v) hereof. In all events, any recovery of monetary damages by Tenant shall be limited solely to the interest of Landlord in the Premises, which shall include the Rentals and avails thereof.

	  26. REMEDIES CUMULATIVE. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord or Tenant or any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord or Tenant of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

	  27. SURRENDER OF PREMISES. Upon the expiration or termination of this Lease, Tenant agrees to quit and surrender the Premises, clean and free of any and all hazardous or toxic substances, hazardous wastes, infectious wastes, solid waste, pollutants and contaminants which were released, spilled or discharged into or on the Project during the Tenant's tenancy and in the same condition and repair as on the date of execution hereof, and Tenant shall remove the Casino and, at the discretion of Landlord, any other improvements, fixtures or structures installed or located within the Premises or any public right of way at Tenant's sole cost and expense and without expense to Landlord. If Tenant shall fail to remove any of Tenant's property within 30 days after the receipt of notice of termination or expiration of this Lease, Tenant's property shall, at the option of Landlord, either be deemed abandoned and become the exclusive property of Landlord, or Landlord shall have the right to remove Tenant's property at the expense of Tenant, without further notice to or demand upon Tenant and hold Tenant responsible for any and all charges and expenses incurred by Landlord therefor. If the Premises is not surrendered as and when aforesaid, Tenant shall indemnify Tenant against all loss or liability resulting from the delay of Tenant in so surrendering the same including without limitation, any claims made by any succeeding occupant founded on such delay. Tenant's obligations under this Section shall survive the expiration or sooner termination of the Term.

	  28. CURE OF TENANT'S DEFAULT. If Tenant shall fail to make any payment or perform any act required hereunder to be made or performed by Tenant then Landlord may, but shall be not be obligated to, make such payment or perform such act with the same effect as if made or performed by Tenant. Entry by Landlord upon the Project for such purpose shall not waive or release Tenant from any default or obligation hereunder. Tenant shall reimburse Landlord for all sums paid and all costs incurred by Landlord in performing the obligations of Tenant hereunder, including attorneys' fees, upon Landlord's demand therefor which shall be Additional Rent hereunder.

	  29. NOTICES. All notices, demands, request or other communications ("notices") required or permitted by this Lease shall be in writing and shall be deemed to be received when actually received by any person at the intended address if personally served or if sent by courier or telex, whether actually received or not, twenty-four (24) hours after the date and time of delivery to a nationally recognized courier, addressed as follows:

	To Landlord:   St. Louis County Port Authority
				Economic Council of St. Louis
				County
				121 South Meramec, Suite 900
				Clayton, Missouri 63105
				Attention:  Director of Real Estate

	Copies to:     Economic Council of St. Louis
				County
				121 South Meramec, Suite 900
				Clayton, Missouri 63105
				Attention:  General Counsel

				St. Louis County
				41 South Central
				Clayton, Missouri 63105
				Attention: County Counselor

	If to Tenant:  Showboat Development Company
				3720 Howard Hughes Parkway
				Las Vegas, Nevada 89109

	Copies to:     Kummer Kaempfer Bonner & Renshaw
				3800 Howard Hughes Parkway
				Seventh Floor
				Las Vegas, Nevada 89109
				Attention:  John N. Brewer

Either party may, in substitution of the foregoing, designate a different address and addresses within the continental United States for purposes of this section by written notice delivered to the other party in the manner prescribed, at least ten (10) days in advance of the date upon which such change of address is to be effective. Any notices relating to maintenance shall be given to those parties locally responsible as hereinafter designated by the parties upon completion of the anticipated improvements.

	  30. UNAVOIDABLE DELAY. As used in this Lease, the term "Unavoidable Delay" shall mean any delay if and to the extent caused by a fire, flood, tornado, earthquake, severe inclement weather or other Act of God, strike, lockout or other labor dispute, unavailability of essential materials, war, insurrection or civil disorder. In no event shall lack of funds, Tenant's failure to comply with Tenant's contractual obligations or changes in the economy or marketplace constitute a basis for asserting an Unavoidable Delay.

	  31.  ARBITRATION OF CERTAIN DISPUTES.

	  (a) ARBITRATION OF SPECIFIC DISPUTES. In the event of a dispute between the parties pursuant to Sections 9, 10, 12, 14, 16 or 19, the issue requiring resolution may be submitted by either party to expedited arbitration in accordance with the following procedures:

	  (b) ARBITRATION PROCEDURES. Arbitration shall be commenced by written notice thereof from the party seeking arbitration to the other party. Not later than 10 days after delivery of such notice, each party shall select an independent arbitrator who shall be an attorney licensed to practice law in any state and practicing law for not less than 20 years. Not later than 20 days after their selection, the two arbitrators shall jointly select a third arbitrator having the same qualifications as themselves. The arbitration panel shall meet and determine the rules for submission and hearing of evidence and so advise Landlord and Tenant not later than 10 days after their selection. The panel shall convene and conduct a hearing according to the rules established by them and shall render a written decision which shall be binding on the parties not later than 60 days after the date the third arbitrator has been selected. The decision of the arbitration panel shall be final and binding on the parties. Each party shall bear the fees and expenses of its own arbitrator and shall share equally in the payment of the fees and expenses of the third arbitrator.

	  32. ESTOPPELS. Each party acknowledges that from time to time the other party may request, for the benefit of third parties, information relating to the effectiveness of this Lease and the Guarantees, whether this Lease or the Guarantees have been modified or amended, the status of payments of Rent and Additional Rent due hereunder, whether an Event of Default or a Landlord Default has occurred and is continuing, and other information reasonably and customarily required by lenders, accountants and other parties having an interest in the Project, or in Landlord, Tenant or Guarantor and their respective operations. Each party agrees to respond in writing to any request it may receive from the other party within 10 days after its receipt of such request, and to provide all such requested information.

	  33. RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed to constitute or be construed or implied to create the relationship of principal and agent, partnership, joint venture or any other relationship between the parties hereto, other than the relationship of the landlord and tenant. The term "Landlord" as used in this Lease means only the owner of the current interest of Landlord in the Premises or, as the case may be, the successor thereto from time to time.

	  34. NO BROKER. Tenant covenants, warrants and represents to Landlord that there was no broker instrumental in consummating this Lease and that no conversations or prior negotiations were had by Tenant with any broker concerning the renting of the Premises. Tenant agrees to indemnify and hold the Landlord harmless against and from all liabilities, including reasonable attorneys' fees, arising from any claims for brokerage commissions or finders' fees resulting from or arising out of any conversations or negotiations had by Tenant directly with any broker.

	  35. CONFLICT OF INTEREST. The parties agree to abide by all Governmental Requirements relating to conflict of interest. Additionally, but not in limitation of the foregoing, no member, officer, commissioner or employee of Landlord or any branch of County government who has any power of review or approval of any of the undertakings herein, shall participate in any decisions relating thereto which affect his/her personal interests or the interests of any corporation or partnership in which he or she is directly or indirectly interested. No member, official or employee of Landlord shall have any personal interest direct or indirect, in this Lease, nor participate in any decisions relating thereto which affect his or her personal interests or the interests of any corporation or partnership in which he or she is directly or indirectly interested. In the construction and/or operation of the Project, Tenant shall not knowingly, after due inquiry, employ or contract with any person if a member of his or her immediate family is a member, officer, commissioner or employee of Landlord or any branch of County government in an administrative capacity, by which is meant those who have selection, hiring, supervisory or operational responsibility for the work to be performed pursuant to this Lease. For the purposes of this section, "immediate family" includes: wife, husband, son, daughter, mother, father, brother, sister, brother-in-law, sister-in-law, father-in-law, mother-in-law, aunt, uncle, niece, nephew, step-parent and stepchild.

	  36. ENTIRE LEASE. This Lease sets forth the entire agreement between the parties. There are no understandings, agreements, statements, promises, or representations or warranties, express or implied, in respect of the Property, the Project or this Lease which are not specified herein. This Lease shall not be modified, amended or supplemented except by a writing subscribed to by the party to be charged, nor may this Lease be canceled by Tenant or the Project surrendered except in accordance with the express provisions of this Lease.

	  37. SURVIVAL OF COVENANTS. All representations, warranties and indemnities set forth in this Lease shall survive the execution hereof.

	  38. BINDING EFFECT. This Lease binds the parties hereto and inures to the benefit of their respective heirs, personal representatives, successors or assigns.

	  39. TIME OF THE ESSENCE. Time is of the essence with respect to the performance of this Lease and each and every provision contained herein.

	  40. VENUE. If and in the event of a dispute arising hereunder, venue shall be vested in the Circuit Court of St. Louis County, State of Missouri. Tenant acknowledges that it has negotiated this Lease in the County, and has made numerous business contacts and entered into agreements relating to real estate and other matters sufficient to confer jurisdiction of the courts of St. Louis County, State of Missouri.

	  41. AUTHORIZATION AND CAPACITY. The parties hereto represent to each other that each has the full right, power and authority to enter into this Lease and to fully perform its obligations. The persons executing this Lease warrant and represent that each has the authority to execute in the capacity stated and to bind the parties hereto.

	  42.  THIRD-PARTY BENEFICIARIES.  Landlord and
Tenant are the only parties to this Lease and the only parties capable of or entitled to the enforcement of its provisions. Each party confirms that no other parties are intended to be third party beneficiaries of any covenant or provision of this Lease. Notwithstanding the foregoing provisions of this Section 42, Tenant acknowledges and agrees that the County shall be an intended third party beneficiary of Tenant's designation of the County as the "home dock" for the Project under Section 13.

	  43. SEVERABILITY. In the event any provision of this Lease is rendered void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Lease shall be construed so as to constitute a complete agreement, and this Lease, as so reformed, shall remain in full force and effect.

	  44.  NON-WAIVER PROVISION.   Failure by either party
hereto,at any time, to require the performance by the other of any term of this Lease, shall not in any way effect the right of either party to enforce such terms, nor shall any waiver by either party of any term hereof be taken or held to be a waiver of any other provision of this Lease. No waiver of any term or provision of this Lease shall be effective unless the same is in writing, signed by the parties hereto.

	  45. GOVERNING LAW. This Lease is entered into in the State of Missouri and shall be construed, enforced and governed, as to both validity and performance, in accordance with the laws of the State of Missouri and all of the rights and obligations of the parties hereunder shall be determined in pursuant to the laws of the State of Missouri.

	  46.  RECORDING OF LEASE.  From and after the
Commencement Date, either party may, at its own expense, cause a memorandum of this Lease, approved by the other party, to be recorded in the Office of the Recorder of Deeds for the County of St. Louis.

	  47. ATTACHMENTS. All exhibits attached to this Lease are incorporated herein and made part hereof by reference.

	  48. HEADINGS. The captions, headings and arrangements in this Lease are for convenience only and do not in any way define, limit or modify the terms or provisions hereof.

	  49. NUMBER AND GENDER OF WORDS. Whenever the singular number is used in this Lease, the same shall include the plural where appropriate and words of any gender shall include the other gender where appropriate.

	  50. BUSINESS DAYS. Except as provided in Section 11, whenever it is provided in this Lease that an event shall occur on a day which is a Saturday, Sunday or legal holiday in the State of Missouri, such event shall occur instead on the next business day.

	  51. MULTIPLE COUNTERPARTS. This Lease may be executed in a number of identical counterparts and if so executed, each such counterpart is deemed an original for all purposes, and all such counterparts shall collectively constitute one Lease.

	  IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as the date first above written.

	 THIS LEASE CONTAINS A BINDING ARBITRATION PROVISION
		 WHICH MAY BE ENFORCED BY THE PARTIES

					LANDLORD:
					ST.  LOUIS COUNTY PORT AUTHORITY



					By:__/s/__________________
						Name: Sheila Sweeney
						Title: Chairman

APPROVED AS TO FORM




_/s/____________________
General Counsel, Economic Council
	of St. Louis County


					TENANT:
					SOUTHBOAT LIMITED PARTNERSHIP
					By:  SHOWBOAT LEMAY, INC.




					By:_/s/_________________________
						Name:
						Title:

			  ATTACHMENT A

	Legal Description of the Property

			  ATTACHMENT B

	Legal Description of the Premises

			  ATTACHMENT B-2

		  Diagram of the Premises

			  ATTACHMENT C-1

	Diagram of the Premises and Adjacent Parcel

			  ATTACHMENT C-2

			Diagram of the Parcel

			  ATTACHMENT D

			Preliminary Site Plan